Exhibit 2.1

SHARE PURCHASE AGREEMENT

Dated as of November 13, 2009

Among

GREEN MOUNTAIN COFFEE ROASTERS, INC.

TIMOTHY’S ACQUISITION CORPORATION

TIMOTHY’S COFFEES OF THE WORLD INC.

and

WORLD COFFEE GROUP S.á r.l.

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits

Exhibit A—Form of 116 Certificate Letter of Credit

Exhibit B—Form of Indemnity Letter of Credit

Exhibit C—Form Of License Agreement

Exhibit D—Form of Supply Agreement

Exhibit E—Form of Transition Services Agreement

Exhibit F—Acquired Companies Financial Statements

Exhibit G—Wholesale Business Balance Sheet

Exhibit H—Form of Fund Commitment Letter

Exhibit I—Form of Adjustment Statement

-iv-

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement dated as of November 13, 2009 (as amended or otherwise modified, the “Agreement”) is among Green Mountain Coffee Roasters, Inc., a Delaware corporation (“GMCR”), Timothy’s Acquisition Corporation, a New Brunswick corporation (the “Buyer”), Timothy’s Coffees of the World Inc., an Ontario corporation (the “Company”) and World Coffee Group S.á r.l., a private limited liability company (Société à responsabilité limitée) incorporated under the laws of the Grand Duchy of Luxembourg, having its registered office at 5 rue Guillaume Kroll, L-1882 Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B 136593, with a share capital of EUR 138,505 (the “Seller”).

RECITALS

WHEREAS, as of the date hereof, the Seller is the record and beneficial owner of all of the outstanding shares of the Company;

WHEREAS, the Company has committed to sell the portion of its business related to retail operations to a third-party purchaser on the terms and conditions set forth in the Retail APA prior to the consummation of the sale of Shares contemplated herein; and

WHEREAS, the Buyer desires to purchase from the Seller, and the Seller desires to sell to the Buyer, all of the Shares upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Buyer, GMCR, the Company and the Seller hereby agree as follows:

1.	DEFINITIONS; CERTAIN RULES OF CONSTRUCTION.

As used herein, the following terms will have the following meanings:

“116 Certificate” is defined in Section 2.8.

“116 Certificate Letter of Credit” means a letter of credit from the Bank for purposes of indemnification claims pursuant to Section 2.8 hereto substantially in the form of Exhibit A.

“116 LC Termination Date” is defined in Section 2.8(i).

“1933 Act” means the Securities Act of 1933.

“Accounting Principles” shall mean the same accounting methods, policies, practices and procedures as were used by the Company in the preparation of the Most Recent Balance Sheet and the Working Capital Target without taking into account any changes in circumstances or events occurring after the close of business on the day immediately prior to the Closing Date.

“Acquired Companies” means, collectively, the Company and each of its Subsidiaries, if any.

“Action” means any claim, action, cause of action, suit (whether in contract or tort or otherwise) or audit, litigation (whether at law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, demand, notice or proceeding to, from, by or before any Governmental Authority.

“Adjustment Statement” is defined in Section 2.5.

“Affiliate” means, with respect to any specified Person at any time, each Person directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person at such time, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” is defined in the Preamble.

“Ancillary Agreements” means the 116 Certificate Letter of Credit, the Indemnity Letter of Credit, the Supply Agreement, the License Agreement, the Transition Services Agreement and the Fund Commitment Letter.

“Antitrust Acts” means, collectively, the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the Competition Act (Canada).

“Assets” means, with respect to each Acquired Company, such Acquired Company’s properties, rights and assets, whether real or personal and whether tangible or intangible, which are used in or related to the Company Wholesale Business, including all assets reflected in the Wholesale Business Balance Sheet or acquired after the date of the Wholesale Business Balance Sheet (except for such assets which have been sold or otherwise disposed of since the date of the Wholesale Business Balance Sheet in the Ordinary Course of Business) and excluding, for the avoidance of doubt, the Acquired Assets (as defined in the Retail APA).

“Audited Balance Sheet” is defined in Section 3.6.1(a).

“Audited Financials” is defined in Section 3.6.1(a).

“Basket” is defined in Section 7.1.2(b).

“Bank” means the Bank of Montreal.

“Benefits Amount” is defined in Section 2.3.6.

“Bonus Amount” is defined in Section 2.3.5.

“Business Day” means any weekday other than a weekday on which banks in New York, New York and Toronto, Ontario are authorized or required to be closed.

“Buyer” is defined in the Preamble.

“Buyer Adjustment Amount” is defined in Section 2.7.

“Buyer Indemnified Person” is defined in Section 7.1.

“Canadian Union Plan” means any and all pension and other benefit plans for the benefit of Canadian employees or former employees which are not maintained, sponsored or administered by an Acquired Company, but to which an Acquired Company is required to contribute pursuant to a collective agreement or participation agreement.

“Capital Lease Obligations” means, without duplication of any item that would otherwise be included in the term Debt, all obligations under any contract or agreement (including accrued interest) of the Acquired Companies that is a capital lease, as determined in accordance with GAAP. Notwithstanding the foregoing, Capital Lease Obligations shall not include any breakage costs, prepayment penalties or fees or other similar amounts payable in connection with any capitalized leases; provided that Capital Lease Obligations shall include breakage costs, prepayment penalties or fees or other similar amounts in connection with a capitalized lease but only to the extent that the lessor or the capital lease requires prepayment penalties or fees or other similar amounts in connection with the consummation of the transactions contemplated by this Agreement.

“Cash” means, as of a given time, all cash held by the Acquired Companies at such time; it being understood and agreed that Cash shall be reduced by the amount of any checks written (but not yet cashed) by the Acquired Companies, unless any such checks have otherwise had the effect of reducing Working Capital.

“Closing” is defined in Section 2.2.

“Closing Balance Sheet” is defined in Section 2.5.

“Closing Date” means the date on which the Closing actually occurs.

“Code” means the U.S. Internal Revenue Code of 1986.

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as reasonably practicable, provided, however, that, except as otherwise set forth herein, a Person required to use commercially reasonable efforts under this Agreement will not be thereby required to take any action that would result in a Material Adverse Effect.

“Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Acquired Companies or used by the Acquired Companies in connection with the business conducted by the Acquired Companies, including all Intellectual Property Rights in and to Company Technology, but excluding the Retail Assets.

“Company Option Cash-Out Payment” means $6,024,146.60 Canadian Dollars, which represents the aggregate gross amount paid or to be paid by the Company to cash-out the options to acquire Class B Shares of the Company of holders who have elected to surrender his or her options in exchange for a payment pursuant to the terms of the 2009 Stock Option Plan of the Company, including, without duplication, all related tax withholding and employment and similar Tax obligations, in each case, as set forth on Schedule 1.1.

“Company Packaging Line Amount” means $2,437,201.21 Canadian Dollars, which represents the amount the Company has paid to OPEM, S.p.A. and Schneider Packaging Equipment Co., Inc. as of the Closing Date for the purchase price of the K-Cup packaging line.

“Company Plan” is defined in Section 3.15.2.

“Company Retail Business” means the “Seller Retail Business” as defined in the Retail APA.

“Company Retail Business Liabilities” means the “Assumed Liabilities” as defined in the Retail APA.

“Company Shares” means, collectively, the Class A and Class B shares in the capital of the Company.

“Company Technology” means any and all Technology used in connection with the business conducted by the Acquired Companies, but excluding Retail Assets.

“Company Transaction Expenses” means the fees and expenses (including legal, accounting, investment banking, advisory, consent and other fees and expenses paid or payable in connection with or as a result of the Contemplated Transactions or the Retail Spin-Off) of the Acquired Companies incurred in connection with the negotiation and the consummation of the Contemplated Transactions and the Retail Spin-Off, but only to the extent outstanding immediately prior to the Closing, including any amounts payable under or pursuant to the Management Services Agreement (unless paid by the Seller or deducted from Cash of the Acquired Companies for purposes of calculating the Purchase Price, but excluding any amount paid by the Acquired Companies to the extent funded by Buyer or GMCR) and excluding, for the avoidance of doubt, the Company Option Cash-Out Payment.

“Company Wholesale Business” means the entire business, operations, and Headquarters of the Acquired Companies, including the wholesale coffee, tea and hot chocolate beverages based business of the Company or any of its Subsidiaries through which it roasts and distributes coffee and coffee equipment for distribution through several formats including K-cups, whole bean coffee bags, fraction packages and PODS, but excluding the Company Retail Business and all facilities related thereto other than the Headquarters.

“Compensation” means, with respect to any Person, all salaries, commissions, compensation, remuneration, bonuses or benefits of any kind or character whatever (including issuances or grants of equity interests), required to be made or that have been made directly or indirectly by an Acquired Company to such Person or Affiliates or members of the immediate family of such Person.

“Consequential NOL” is defined in Section 8.8.3.

“Contemplated Transactions” means, collectively, the transactions contemplated by this Agreement, including (a) the sale and purchase of the Shares and (b) the execution, delivery and performance of the Ancillary Agreements.

“Continuation Amounts” is defined in Section 2.3.6.

“Debt” means, with respect to any Person, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) for borrowed money (including overdraft facilities), (b) evidenced by notes, bonds, debentures or similar contractual obligations, (c) for the deferred purchase price of property, goods or services (other than trade payables or accruals incurred in the Ordinary Course of Business, but including any deferred purchase price Liabilities, earnouts, contingency payments, installment payments, seller notes, promissory notes, or similar Liabilities, in each case, related to past acquisitions by the Acquired Companies and, for the avoidance of doubt, in each case, whether or not contingent), (d) in respect of change of control payments, stay bonuses, retention bonuses, success bonuses, and other bonuses and similar Liabilities payable in connection with the transactions contemplated hereby, (e) for contractual obligations relating to interest rate protection, swap agreements and collar agreements, (f) in respect of letters of credit and bankers’ acceptances (in each case whether or not drawn, contingent or otherwise) and (g) in the nature of guarantees of the obligations described in clauses (a) through (f) above of any other Person. Debt shall also include the Continuation Amounts and the Bonus Amounts, including, without duplication, all withholding and employment and similar Taxes related thereto. Debt shall not include any amounts owing to the Buyer or GMCR.

“Deductible Claims” is defined in Section 7.1.2(a).

“Deduction Credit Amount” is defined in Section 8.8.3.

“Della Penna Bonus Amount” is defined in Section 2.3.5.

“Dispute Notice” is defined in Section 2.6.

“Disputed Tax Matter” is defined in Section 8.4.

“Employee Plan” is defined in Section 3.15.1.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Enterprise Value” means the aggregate of $47,000,000 Canadian Dollars and $107,553,600 U.S. Dollars.

“Environmental Laws” means any Legal Requirement relating to (a) releases or threatened releases of Hazardous Substances, (b) pollution or protection of public health or the environment or worker safety or health or (c) the manufacture, handling, transport, use, treatment, storage, or disposal of Hazardous Substances.

“ERISA” means the Federal Employee Retirement Income Security Act of 1974, as amended from time to time.

“Estimated Purchase Price” is defined in Section 2.4.

“Financials” is defined in Section 3.6.1(b).

“Franchisee” shall mean those Persons who have been granted a right to sell the products and services of the Company pursuant to the terms of a franchise contract with the Company.

“Fund Commitment Letter” means a commitment letter from Sun Capital Partners V, L.P. to the Seller substantially in the form of Exhibit H.

“GAAP” means generally accepted accounting principles in Canada.

“Government Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Governmental Authority” means any United States or Canadian federal, state, provincial or local or any other foreign government, or political subdivision thereof, or any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any arbitrator or arbitral body.

“Hazardous Substance” is defined in Section 3.16.

“Headquarters” means the head office and roasting facility of the Company located at 400 Steeprock Drive, Toronto, ON Canada M3J 2X1.

“Inbound IP Contracts” is defined in Section 3.12.4.

“Indemnified Party” means, with respect to any Indemnity Claim, the party asserting such claim under Section 7.1 or 7.2, as the case may be.

“Indemnifying Party” means, with respect to any Indemnity Claims, the Buyer Indemnified Person or the Seller Indemnified Person under Section 7.1 or 7.2, as the case may be, against whom such claim is asserted.

“Indemnity Claim” means a claim for indemnity under Section 7.1 or 7.2, as the case may be.

“Indemnity Letter of Credit” means a letter of credit from the Bank in the amount of $5,000,000 Canadian Dollars substantially in the form of Exhibit B.

“Intellectual Property Rights” means all rights, title, and interests in and to all proprietary rights of every kind and nature however denominated, throughout the world, including but not limited to rights in and to patents of any type or nature and patentable inventions; copyrights, industrial designs, and other works of authorship, whether or not registered; proprietary methods, processes, and procedures including methods of supplying, packaging, distributing, and roasting, brewing, or otherwise preparing for consumption food and beverage products; mask work rights, confidential information, trade secrets, know how, and database rights; trademarks, trade names, service marks, service names, brands, trade dress, domain names, and logos, whether or not registered, and the goodwill associated therewith; proprietary Technology; rights of privacy and publicity and moral rights; any and all registrations, applications, recordings, licenses, common-law rights, and contractual rights relating to any of the foregoing; and all Actions and rights to sue at law or in equity for any past or future infringement or other impairment of any of the foregoing, including the right to receive all proceeds and damages therefrom, and all rights to obtain renewals, continuations, divisions, or other extensions of legal protections pertaining thereto.

“IP Contracts” is defined in Section 3.12.4.

“knowledge” means, with respect to the Company, the actual knowledge of George Michel, Domenic Della Penna, Jackie Taylor, Gabrielle D’Alonzo and Roman Kolankowski.

“Leased Real Property” is defined in Section 3.11.1.

“Legal Requirement” means any United States or Canadian federal, state, provincial or local or other foreign law, statute, standard, ordinance, duty, code, rule, regulation, resolution or promulgation of any type, whether civil, criminal, regulatory, or other, or any Governmental Order, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, including laws and regulations governing the operation of quick serve restaurants and food products served by such facilities, and governing the processing, storage, packaging, distribution and sale of coffee, tea or hot chocolate beverage products.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.

“License Agreement” shall mean that certain license agreement substantially in the form of Exhibit C.

“Liens” means liens, security interests, charges or Encumbrances.

“Losses” is defined in Section 7.1.

“Management Services Agreement” means that certain Management Services Agreement dated March 20, 2008 by and between the Company and Sun Capital Partners Management V, LP.

“Material Adverse Effect” means any event, circumstance, effect, change or state of facts that is, or is reasonably likely to be, a material adverse change to the financial condition, business or results of operations of the Acquired Companies, taken as a whole, but shall exclude any prospects and shall also exclude any effect resulting or arising from: (i) any change in any Legal Requirements; (ii) any change in interest rates or general economic conditions (including changes in the price of gas, oil or other natural resources) which changes do not disproportionately impact the business of the Acquired Companies as compared to other companies engaged in the business of the Acquired Companies; (iii) any change that is generally applicable to the industries in which the Acquired Companies operate, which changes do not disproportionately impact the business of the Acquired Companies as compared to other companies engaged in the business of the Acquired Companies; (iv) the entry into this Agreement and/or the announcement or consummation of the transactions contemplated hereby; (v) any action taken by the Buyer or any of its Affiliates; (vi) any omission to act or action taken with the written consent of the Buyer (including those omissions to act or actions taken which are permitted by this Agreement); or (vii) any national or international political event or occurrence, including acts of war or terrorism, to the extent such act does not disproportionately affect the Acquired Companies.

“Michel Bonus Amount” is defined in Section 2.3.5.

“Most Recent Balance Sheet” is defined in Section 3.6.1(b).

“Most Recent Balance Sheet Date” is defined in Section 3.6.1(b).

“National Sales Agreement” means the National Sales Agreement dated November 1, 2008 by and between the Company and National Coffee Service & Vending.

“New 116 Certificate” is defined in Section 2.8(q).

“OBCA” means the Business Corporations Act (Ontario), as amended.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past customs and practices of such Person.

“Outbound IP Contracts” is defined in Section 3.12.4.

“Permits” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate or other similar authorization issued by, or otherwise granted by, any Governmental Authority or any other Person to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Encumbrance” means (a) statutory Liens for Taxes and Liens for utilities, in each case not yet due and payable or not in arrears, (b) construction, mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business which Liens do not have a Material Adverse Effect on the Acquired Companies, (c) zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over any real property which are not violated in any material respect by the current use and operation of the real property, (d) minor unregistered restrictions affecting the use of real property if such title defects, irregularities or restrictions are complied with and do not have a Material Adverse Effect on the Acquired Companies, (e) deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pension programs mandated under applicable Legal Requirements or other social security, (f) covenants, conditions, restrictions, easements, Encumbrances, rights of way and other similar restrictions and matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of, any real property in any material respect, (g) restrictions on the transfer of securities arising under federal and state or provincial securities laws, (h) any Liens that are reflected or reserved against in the Most Recent Balance Sheet, and (i) the Encumbrances listed in Schedule 3.10.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, Governmental Authority or other entity of any kind.

“Pre-Closing Tax Amount” means, subject to Section 8.2, the positive amount, if any, of all unpaid Taxes (or the non-payment thereof) of the Acquired Companies for the Pre-Closing Tax Period, including, for the avoidance of doubt, any net Taxes resulting from the Retail Spin-Off and any related transactions (including subsequent distributions).

“Pre-Closing Tax Period” means all Taxable periods beginning before and ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date for any Taxable period that begins before and includes (but does not end on) the Closing Date.

“Purchase Price” means (a) the Enterprise Value, plus (b) the Company Packaging Line Amount, plus (c) Cash, less (d) the aggregate amount of the Debt of the Acquired Companies, less (e) the aggregate amount of all Capital Lease Obligations, less (f) the Company Option Cash-Out Payment, less (g) the aggregate amount of all Company Transaction Expenses, less (h) the Pre-Closing Tax Amount, plus or less, as applicable, (i) the amount by which the Working Capital is respectively greater than or less than the Working Capital Target, subject to adjustment in accordance with Section 2.7. The Purchase Price shall be calculated taking into account the consummation of the Retail Spin-Off.

“Purchase Price Adjustments” is defined in Section 2.7.

“Real Property Leases” is defined in Section 3.11.1.

“Referee” is defined in Section 2.6.

“representative” means, with respect to any Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

“Retail APA” shall mean the Asset Purchase Agreement dated November 13, 2009 by and between the Company, Bagel Acquisition Corp., Bruegger’s Enterprises, Inc. and Threecaf Brands Canada Inc.

“Retail Assets” shall mean the “Acquired Assets” as defined in the Retail APA.

“Retail Permits” is defined in Section 3.26.

“Retail Sales Outlets” shall have the meaning set forth in the Retail APA.

“Retail Spin-Off” means the transactions described by the Retail APA.

“Seller” is defined in the Preamble.

“Seller Adjustment Amount” is defined in Section 2.7.

“Seller Assessment” is defined in Section 8.8.4(b).

“Seller Indemnified Person” is defined in Section 7.2.

“Severance Amount” is defined in Section 2.3.6.

“Shares” shall mean the shares of the Company.

“Straddle Period” is defined in Section 8.2.

“Subsidiary” means, with respect to any specified person, any other Person of which such specified Person will, at the time, directly or indirectly through one or more Subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) entitled to vote generally, (b) hold at least 50% of the partnership, limited liability company, joint venture or similar interests or (c) be a general partner, managing member or joint venturer.

“Sun Management Fees” means all amounts due and payable to Sun Capital Partners Management V, LP pursuant to the Management Services Agreement.

“Supply Agreement” shall mean that certain supply agreement substantially in the form of Exhibit D.

“Tax” or “Taxes” means (a) any and all Canadian federal, provincial, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar, including FICA), health, Canada Pension Plan and provincial pension plan contributions, workers’ compensation, employment insurance or unemployment insurance premiums or contributions, disability, workers’ compensation premiums, real property, land transfer, personal property, sales, use, transfer, escheat obligation, registration, value added, alternative or add-on minimum, estimated, or other tax, surtax, fee, levy, withholding, assessment or duty of any kind or any other charge of any kind, including any interest, penalty, or addition thereto, whether disputed or not, and (b) any liability for the payment of any amounts of the type described in (a) of this definition as a result of any tax sharing or tax allocation agreement, arrangement or understanding or as a result of being liable for another person’s taxes as a transferee or successor by contract or otherwise.

“Tax Act” means the Income Tax Act (Canada) and the regulations thereunder, as amended.

“Tax Assessment” is defined in Section 8.8.4(b).

“Tax Audit” is defined in Section 8.8.4(a).

“Tax Return” means any return, declaration, report, election, notice, designation, form, claim for refund or information return or similar statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all inventions, works, discoveries, innovations, know-how, information

(including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), databases, computer software, firmware, computer hardware, integrated circuits and integrated circuit masks, electronic, electrical, and mechanical equipment, and all other forms of technology, including improvements, modifications, works in process, derivatives, or changes, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.

“Third Party Claim” is defined in Section 7.4.1.

“Transition Services Agreement” shall mean that certain transition services agreement substantially in the form of Exhibit E.

“Wholesale Business Financial Statements” is defined in Section 3.6.2.

“Working Capital” means, without duplication, current assets (other than Cash, prepaid Sun Management Fees, prepaid Company Transaction Expenses, prepaid Company Packaging Line Amounts and current or deferred income Tax assets) of the Acquired Companies in connection with the Company Wholesale Business minus current liabilities (other than the current portions of Debt, the current portions of Capital Lease Obligations, all Company Transaction Expenses, the Company Packaging Line Amounts, current or deferred income Tax liabilities, and accrued bonuses for George Michel and Domenic Della Penna) of the Acquired Companies in connection with the Company Wholesale Business, in each case determined on a consolidated basis in accordance with the Accounting Principles. For purposes of calculating the Estimated Purchase Price, the Working Capital shall be calculated assuming the Retail Spin-Off has occurred. For purposes of calculating the Buyer Adjustment Amount and the Seller Adjustment Amount, the Working Capital shall be calculated taking into account the consummation of the Retail Spin-Off.

“Working Capital Target” means $6,500,000 Canadian Dollars.

Except as otherwise explicitly specified to the contrary, (a) references to a Section, Article, Exhibit or Schedule means a Section or Article of, or Schedule or Exhibit to this Agreement, unless another agreement is specified, (b) the word “including” will be construed as “including without limitation,” (c) references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time, (d) words in the singular or plural form include the plural and singular form, respectively, (e) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement, (f) currency amounts and all payments shall be in U.S. Dollars, unless indicated otherwise, and (g) unless the context or Legal Requirements otherwise require, the exchange rate used to convert amounts between Canadian dollars and U.S. dollars shall be the Bank of Canada USD/CAD noon spot exchange rate on the applicable date. Whenever this Agreement indicates that any Acquired Company or Seller has “made available” any document to the Buyer, such statement shall be deemed to be a statement that such document was (i) delivered to the Buyer personally, by mail or electronically or (ii) made available by such Acquired Company or Seller to the Buyer or its representatives or agents and which were actually received or reviewed by the Buyer or its representatives or agents.

2.	PURCHASE AND SALE OF SHARES.

2.1. Purchase and Sale of Shares. At the Closing, subject to the terms and conditions of this Agreement, the Seller will sell, transfer and deliver to the Buyer, and the Buyer will purchase from the Seller, the Shares, free and clear of all Encumbrances.

2.2. The Closing.

2.2.1 The closing of the purchase and sale of the Shares (the “Closing”) will take place at the offices of Ropes & Gray LLP at One International Place, Boston, Massachusetts on the Closing Date.

2.2.2 At the Closing, the Seller will deliver to the Buyer (i) this Agreement and each Ancillary Agreement, fully executed by each of the parties thereto (other than GMCR or Buyer); (ii) payoff letters from holders of all of the Debt of the Acquired Companies (other than the Bonus Amounts and the Continuation Amounts) providing for the full release of any Encumbrances related to such Debt, including releases of all security interests recorded against the Acquired Companies’ intellectual property, to be filed with the applicable intellectual property offices; (iii) upon payment of Debt set out in Section 2.3, certificates evidencing all of the Shares, duly endorsed and evidencing their transfer to the Buyer; and (iv) evidence of the termination of the Management Agreement.

2.3. Payments.

2.3.1 Payment of Purchase Price. The aggregate purchase price for the Shares shall be an amount equal to the Purchase Price. At Closing, the Estimated Purchase Price will be paid by wire transfer of immediately available funds to the accounts designated in writing by the Seller to the Buyer, against delivery to the Buyer of certificates evidencing the Shares duly endorsed (or accompanied by duly executed stock transfer powers).

2.3.2 Payment of Company Transaction Expenses. At Closing, the Buyer shall pay, or cause to be paid, on behalf of the Acquired Companies, or shall facilitate the payment by the Acquired Companies, to such account or accounts as are specified to Buyer in writing prior to the Closing, all Company Transaction Expenses to each person who is owed a portion thereof.

2.3.3 Payment of Debt. At Closing, the Buyer shall repay, or cause to be repaid, on behalf of the Acquired Companies, or shall facilitate the payment by the Acquired Companies, all amounts necessary to discharge fully the then-outstanding balance of all of the Debt of the Acquired Companies (other than the Bonus Amounts and the Continuation Amounts, including, without duplication, all withholding and employment and similar Taxes related thereto, which shall be paid in accordance with Sections 2.3.5 and 2.3.6, respectively) by wire transfer of immediately available funds to the account(s) designated by the Seller to Buyer in writing prior to the Closing.

2.3.4 Payment of the Company Option Cash-Out Payment. Prior to the Closing, the Company shall deliver to each holder of the Company’s options who has elected to surrender his or her options in exchange for a payment pursuant to the Company’s 2009 Stock Option Plan (as set forth on Schedule 1.1) such holder’s portion of the Company Option Cash-Out Payment (less any amounts required to be withheld) by wire transfer of immediately available funds to the account(s) designated by the Seller (it being understood that any such Company Option Cash-Out Payments will reduce the Purchase Price but will not reduce Cash for purposes of determining the Purchase Price).

2.3.5 Payment of Bonus Amounts. Within two Business Days following the Closing, the Company shall pay (a) an amount equal to $340,934.00 Canadian Dollars (less applicable withholding) to George Michel in satisfaction of the Company’s bonus obligations to him through the Closing (the “Michel Bonus Amount”), and (b) an amount equal to $170,066.00 Canadian Dollars (less applicable withholding) to Domenic Della Penna in satisfaction of the Company’s bonus obligations to him through the Closing (the “Della Penna Bonus Amount” and together with the Michel Bonus Amount, the “Bonus Amounts”).

2.3.6 Payment of Continuation Amounts. Following the Closing, and in accordance with all applicable Legal Requirements and any applicable employment agreement, the Company shall pay (a) with respect to each individual set forth on Schedule 2.3.6, an amount in severance not to exceed the amount under the heading “Maximum Severance Amount” on such schedule (collectively, such maximum amounts, the “Severance Amounts”) and (b) an amount not to exceed $4,839.26 Canadian Dollars, with respect to George Michel, and $3,629.44 Canadian Dollars, with respect to Domenic Della Penna (such amounts, the “Benefits Amounts” and together with the Severance Amounts, the “Continuation Amounts”) for the continuation of their medical and dental coverage pursuant to the terms of their respective employment agreements with the Company, in each case in this Section 2.3.6, net of applicable withholding. If, as of the first anniversary of the Closing, the amounts paid by the Company under this Section 2.3.6 are less than the Continuation Amounts, then the Buyer and/or the Company shall pay such amounts to the Seller. Any such payments shall be treated by all parties for tax purposes as adjustments to the Purchase Price.

2.4. Estimated Purchase Price. Prior to the Closing Date, the Company prepared and delivered to the Buyer a certificate of an officer of the Company, setting forth its good faith estimate of (a) Working Capital as of the close of business on the day immediately prior to the Closing Date, (b) the Debt of the Acquired Companies immediately prior to the Closing, (c) the Capital Lease Obligations immediately prior to the Closing, (d) Cash immediately prior to the Closing, (e) the Company Transaction Expenses immediately prior to the Closing, (f) the Company Packaging Line Amount, (g) the Company Option Cash-Out Payment, (h) the Pre-Closing Tax Amount, and (i) the Purchase Price based on the preceding amounts (the “Estimated Purchase Price”), together with directions specifying the accounts to which such payment shall be made (and the parties hereby acknowledge and agree that the Buyer shall be entitled to rely on such specified instructions) (such certificate, the “Closing Certificate”).

2.5. Closing Balance Sheet. As promptly as possible and in any event within ninety (90) days after the Closing Date, GMCR will prepare or cause to be prepared in accordance with the Accounting Principles and deliver to the Seller a written balance sheet of the Company Wholesale Business as of the close of business on the day immediately prior to the Closing Date (the “Closing Balance Sheet”) and set forth in reasonable detail on a written statement in the form of Exhibit I hereto (the “Adjustment Statement”) its calculation of (a) Working Capital as of the close of business on the day immediately prior to the Closing Date, (b) the Debt of the Acquired Companies immediately prior to the Closing (provided, that the severance and continuation of medical and dental benefit obligations of the Acquired Companies to George Michel or Dominic Della Penna, as applicable, shall not be included as Debt if George Michel or Dominic Della Penna, as applicable, is employed by, or is acting as a consultant or other similar capacity to, Buyer or the Acquired Companies on the ninetieth day following the Closing Date), (c) the Capital Lease Obligations immediately prior to the Closing, (d) Cash immediately prior to the Closing, (e) the Company Transaction Expenses immediately prior to the Closing, (f) the Company Packaging Line Amount, (g) the Company Option Cash-Out Payment, (h) the Pre-Closing Tax Amount, and (i) the Purchase Price based on the preceding amounts.

2.6. Dispute Notice. The Acquired Companies, the Buyer and GMCR shall (i) permit the Seller and its representatives to have full access to the books, records and other documents (including work papers, schedules, financial statements, memoranda, etc.) pertaining to or used in connection with the preparation of the Closing Balance Sheet and the Adjustment Statement and provide the Seller with copies thereof (as reasonably requested by the Seller) and (ii) provide the Seller and its representatives full access during regular business hours to the Buyer’s and the Acquired Companies’ employees and accountants as reasonably requested by the Seller (including making the Acquired Companies’ chief financial officer and accountants available to respond to reasonable written or oral inquiries of the Seller or its representatives). The Adjustment Statement will be final, conclusive and binding on the parties unless the Seller provides a written notice (a “Dispute Notice”) to Buyer no later than the sixtieth (60th) day after delivery of the Adjustment Statement setting forth in reasonable detail (a) any item on the Adjustment Statement which the

Seller believes has not been prepared in accordance with the Accounting Principles and the terms hereof and (b) the correct amount of such item in accordance with the Accounting Principles and the terms hereof. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties. The Buyer and the Seller will attempt to resolve the matters raised in a Dispute Notice in good faith. In the event that the Buyer and Seller are unable to resolve all disagreements within thirty (30) days after delivery of the Dispute Notice, either GMCR or the Seller may submit the disputed items to FTI Consulting or such other nationally recognized valuation firm chosen jointly by GMCR and the Seller (the “Referee”). The Referee will promptly review only those items and amounts specifically set forth and objected to in the Dispute Notice and resolve the dispute with respect to each such specific item and amount in accordance with the Accounting Principles and the terms hereof; provided, that the Referee shall not assign a value to any item greater than the greatest value for such item, or lower than the lowest value of such item, claimed in any notice of disagreement presented to the such Referee pursuant hereto. The fees and expenses of the Referee will be divided between the Seller and the Buyer based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party. The decision of the Referee with respect to the items of the Adjustment Statement submitted to it will be final, conclusive and binding on the parties. Each of the parties to this Agreement agrees to use its commercially reasonable efforts to cooperate with the Referee and to cause the Referee to resolve any dispute no later than sixty (60) days after selection of the Referee.

2.7. Payment of Purchase Price Adjustment. Promptly, and in any event no later than the fifth Business Day after determination of the Purchase Price in accordance with Sections 2.5 and 2.6 (as appropriate): (a) if the Purchase Price as so determined exceeds the Estimated Purchase Price set forth in the Closing Certificate, then, subject to Section 2.8(o), the Buyer will pay such excess amount (the “Seller Adjustment Amount”) in U.S. Dollars to the Seller by wire transfer of immediately available funds; provided that the Seller Adjustment Amount shall not exceed $3,000,000 Canadian Dollars; and (b) if the Purchase Price as so determined is less than the Estimated Purchase Price set forth in the Closing Certificate, then the Seller will pay such excess amount (the “Buyer Adjustment Amount”) in U.S. Dollars to the Buyer by wire transfer of immediately available funds; provided that the Buyer Adjustment Amount shall not exceed $3,000,000 Canadian Dollars.

Any payment to be made pursuant to this Section 2.7 (the “Purchase Price Adjustments”) shall include interest on the excess or deficiency, as applicable, at a rate per annum equal to the prime rate of interest reported from time to time in The Wall Street Journal, calculated on the basis of the actual number of days elapsed over 360, from the Closing Date to the date of payment. All Purchase Price Adjustments, other than payments of stated interest, shall (x) be treated by all parties for tax purposes as adjustments to the Purchase Price and (y) be made by wire transfer of immediately available funds to the account(s) designated by the Buyer and the Seller.

2.8. Section 116 Compliance. The Buyer and the Seller covenant and agree as follows:

(a) the Seller shall make commercially reasonable efforts to obtain from the Canada Revenue Agency (“CRA”) prior to Closing a certificate of compliance pursuant to section 116 of the Tax Act in respect of the disposition of the Shares to the Buyer pursuant to this Agreement (a “116 Certificate”) and to deliver such certificate to the Buyer on or before Closing;

(b) if the Seller delivers a 116 Certificate issued under subsection 116(2) of the Tax Act to the Buyer on or before Closing, the Buyer shall be entitled to withhold from the Purchase Price payable at Closing an amount equal to twenty-five percent (25%) of the amount, if any, by which the Purchase Price (calculated in Canadian Dollars) exceeds the certificate limit of such certificate (the “Withheld Amount”) and the Withheld Amount shall be credited to the Buyer as a payment to the Seller on account of the Purchase Price;

(c) where the Buyer has withheld an amount under paragraph (b), the Buyer shall remit the Withheld Amount to the Receiver General for Canada in accordance with section 116 of the Tax Act within 30 days after the end of the month in which the Closing took place;

(d) if the Seller does not, on or prior to Closing, obtain from the CRA and deliver to the Buyer a 116 Certificate, the Seller shall continue to make commercially reasonable efforts to obtain a 116 Certificate as soon as possible following Closing and to obtain a letter from the CRA, in a form satisfactory to the Buyer, acting reasonably (which letter, for the avoidance of doubt, may be addressed to the Seller or its advisors and not the Buyer), acknowledging that, notwithstanding the provisions of the Tax Act, funds are not required to be remitted to the Receiver General for Canada in respect of the acquisition by the Buyer of the Shares from the Seller until the CRA has finalized its review of the Seller’s application for a 116 Certificate and stating that no interest or penalty pursuant to subsections 227(9) and (9.3) of the Tax Act will be levied pending the issuance of the 116 Certificate (a “Comfort Letter”);

(e) notwithstanding the provisions of section 116 of the Tax Act, if a 116 Certificate is not delivered to the Buyer on or before Closing, no amount shall be deducted or withheld by the Buyer from the Purchase Price payable at or after Closing pursuant to section 116 of the Tax Act;

(f) if, on or prior to the 23rd day following the end of the month in which the Closing occurs, the Seller has not delivered to the Buyer a 116 Certificate or Comfort Letter (provided that in the case of a certificate issued under subsection 116(2) of the Tax Act, the certificate limit of such certificate as is delivered to the Buyer is at least equal to the Purchase Price (calculated in Canadian dollars)), the Buyer shall be entitled to claim from the Seller, and the Seller shall indemnify the Buyer in respect of, such amount as the Buyer is required to remit to the Receiver General for Canada pursuant to subsection 116(5) of the Tax Act and the Buyer shall remit such funds to the Receiver General for Canada;

(g) upon issuance of a 116 Certificate by the Minister of National Revenue (Canada) (i) with, if such 116 Certificate is issued pursuant to subsection 116(2) of the Tax Act, a certificate limit greater than or equal to the Purchase Price (calculated in Canadian dollars), or (ii) pursuant to subsection 116(4) of the Tax Act, the Seller shall forthwith deliver a copy of such 116 Certificate to the Buyer;

(h) if following the receipt of a Comfort Letter, the Seller, the Buyer or either of their advisors is subsequently notified by the CRA in writing that any funds are required to be remitted to the Receiver General for Canada pursuant to subsection 116(5) of the Tax Act in respect of the acquisition by the Buyer of the Shares from the Seller, the Buyer shall provide written notice to the Seller of such request (unless the CRA notice was sent to the Seller or its advisors), including a copy of the written notice from the CRA, and shall be entitled to claim from the Seller, and the Seller shall indemnify the Buyer in respect of, such amount as the Buyer is required to remit;

(i) if on the date that is five (5) Business Days prior to (a) eighteen months after the Closing Date or (b) if the 116 Certificate Letter of Credit has been extended, then the termination date of such 116 Certificate Letter of Credit (the “116 LC Termination Date”), the Seller has not delivered to the Buyer a 116 Certificate (provided that in the case of a certificate issued under subsection 116(2) of the Tax Act, the certificate limit of such certificate as is delivered to the Buyer is at least equal to the Purchase Price (calculated in Canadian dollars)), then the Buyer shall be entitled to claim from the Seller, and the Seller shall indemnify the Buyer in respect of, such amount as the Buyer is required to remit to the Receiver General for Canada pursuant to subsection 116(5) of the Tax Act (notwithstanding the terms of any outstanding Comfort Letter) and the Buyer shall remit such funds to the Receiver General for Canada;

(j) the Buyer shall not remit any amount to the Receiver General for Canada pursuant to section 116 of the Tax Act in connection with its acquisition of the Shares except as provided for in this Section 2.8 or unless specifically instructed to do so in writing by the CRA;

(k) the Seller shall indemnify the Buyer and hold the Buyer harmless from and against any tax assessed against the Buyer under subsection 116(5) of the Tax Act, together with any related penalties or interest, where such tax, interest or penalties are assessed as a consequence of the acquisition by the Buyer of the Shares from the Seller pursuant to this Agreement (such tax and related penalties and interest being “116 Taxes”);

(l) the obligations of the Seller described in this Section 2.8 (together with the 116 Certificate Letter of Credit given as security for the Seller’s obligations under this Section) shall be the Buyer’s sole and exclusive source of recovery for any amounts owing to the Buyer pursuant to this Section 2.8;

(m) the provisions of this Section 2.8 shall apply mutatis mutandis to any increase to the Purchase Price pursuant to Section 2, Section 8.4 or Section 8.5;

(n) unless the context or Legal Requirements otherwise require, the exchange rate used for the purposes of this Section 2.8 to convert amounts between Canadian dollars and U.S. dollars shall be the Bank of Canada USD/CAD noon spot exchange rate on the Closing Date, and if such rate is not available on the Closing Date, the Bank of Canada USD/CAD noon spot exchange rate on the last day preceding the Closing Date for which such rate is available;

(o) in the event that there is a Seller Adjustment Amount payable under Section 2.7 (or payment to the Seller pursuant to Section 8.4 or 8.5), then prior to the payment of such Seller Adjustment Amount, Seller shall either (i) increase the amount available for draw under the 116 Certificate Letter of Credit by an amount equal to 25% of the Seller Adjustment Amount (or payment to the Seller pursuant to Section 8.4 or 8.5) or (ii) provide to Buyer a letter of credit from the Bank in an amount equal to 25% of the Seller Adjustment Amount (or payment to the Seller pursuant to Section 8.4 or 8.5), in each case calculated in Canadian dollars using, if applicable, the Bank of Canada USD/CAD noon spot exchange rate on the date of payment of such Seller Adjustment Amount (or payment to the Seller pursuant to Section 8.4 or 8.5), which letter of credit shall in substance and form reflect terms of the 116 Certificate Letter of Credit, the release of funds under which letter of credit shall be the same as those provided for with respect to the 116 Certificate Letter of Credit set forth in this Section 2.8 and Section 9.11;

(p) in the event that there is a Buyer Adjustment Amount payable under Section 2.7 or payment to the Buyer pursuant to Section 8.4, then, in connection with the payment of such Buyer Adjustment Amount or payment to the Buyer pursuant to Section 8.4, the parties shall take such action as is necessary to decrease the amount available for draw under the 116 Certificate Letter of Credit by an amount equal to 25% of the Buyer Adjustment Amount or payment to the Buyer pursuant to Section 8.4, in each case calculated in Canadian dollars using, if applicable, the Bank of Canada USD/CAD noon spot exchange rate on the date of payment of such Buyer Adjustment Amount or payment to the Buyer pursuant to Section 8.4; and

(q) if, following the issuance of a 116 Certificate by the CRA the Seller is required, as a result of an adjustment to the Purchase Price hereunder to obtain a revised or amended 116 Certificate (a “New 116 Certificate”) and the CRA requires the return of all original copies of any 116 Certificate previously issued by it as a condition to the issuance of such New 116 Certificate then, upon written request from the Seller, which request shall include an assurance in a form satisfactory to the Buyer, acting reasonably, that the Seller (or its counsel) has been advised by the CRA that it is prepared to issue a New 116 Certificate upon receipt of all original copies of the previously issued 116 Certificate, the Buyer shall promptly return to the Seller the original copy of any 116 Certificate previously delivered to the Buyer (and not already returned), and the Seller shall deliver to the Buyer the Buyer’s copy of the New 116 Certificate immediately upon the receipt thereof by the Seller from the CRA.

3.	REPRESENTATIONS AND WARRANTIES OF THE ACQUIRED COMPANIES.

The Company represents and warrants to the Buyer and GMCR that the statements in this Section 3 are correct and complete as of the date of this Agreement, except as set forth in the corresponding schedules accompanying this Section 3 (each, a “Schedule” and, collectively, the “Disclosure Schedules”). The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Section 3; however, each section of the Disclosure Schedules shall be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent it is reasonably apparent from the face of such disclosure that it applies for such other purpose. The disclosure of a particular item in the Disclosure Schedules may be for information purposes only and shall not be taken as an admission that such disclosure is required to be made pursuant to the terms hereof. Nothing set forth in the Disclosure Schedules shall be deemed to expand, broaden, or otherwise amplify the scope of the representations and warranties contained herein. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

3.1. Organization. Schedule 3.1 sets forth for each Acquired Company its name and jurisdiction of organization. Each Acquired Company is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) qualified to do business and is extra-provincially registered to do business in each jurisdiction where it does business, except where the failure to so qualify has not had, and is not reasonably likely to have, a Material Adverse Effect. The Company has made available to the Buyer true, accurate and complete copies of (x) the organizational documents of each Acquired Company and (y) the minute books of each Acquired Company which contain records of all meetings held of, and other corporate actions taken by, its shareholders, Boards of Directors and any committees appointed by its Boards of Directors. Schedule 3.1 also sets forth a list of (a) any Person that has merged, amalgamated or wound-up with or into an Acquired Company since February 5, 2008, (b) any Person a majority of whose capital stock (or similar outstanding ownership interests) or equity interests has been acquired by an Acquired Company since February 5, 2008, (c) any Person all or substantially all of whose assets has been acquired by an Acquired Company since February 5, 2008 and (d) any prior names of an Acquired Company or any Person described in clauses (a) through (c) used since February 5, 2008 (each such Person, a “Predecessor”).

3.2. Power and Authorization. The execution, delivery and performance by each Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions and the Retail Spin-Off are within the power and authority of each Acquired Company and have been duly authorized by all necessary corporate action on the part of each Acquired Company. This Agreement and each Ancillary Agreement to which each Acquired Company is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by each Acquired Company and (b) is (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of such Acquired Company, enforceable against each such Acquired Company in accordance with its terms. Each Acquired Company has the power and authority necessary to own and use its Assets and to carry on the Company Wholesale Business.

3.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 3.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental

Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by any Acquired Company of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions or the Retail Spin-Off by each Acquired Company.

3.4. Noncontravention. Except as disclosed on Schedule 3.4(a), neither the execution, delivery and performance by an Acquired Company of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval), or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 3.3, violate any Legal Requirement applicable to an Acquired Company; (b) result in a breach or violation of, or default under, any material contractual obligation of any Acquired Company; (c) result in the breach or violation of any civil duty imposed by law, (d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of any Acquired Company; (e) result in the creation or imposition of an Encumbrance upon, or the forfeiture of, any Asset; or (f) result in a breach or violation of, or default under, the organizational documents of any Acquired Company. Except as disclosed on Schedule 3.4(b), the Acquired Companies have given all notices to, made all filings with and obtained all authorizations, consents or approvals from any Governmental Authority or other Person that are set forth on Schedule 3.3 and Schedule 3.4(a).

3.5. Capitalization of the Acquired Companies. As of the date of this Agreement, the entire authorized share capital of each Acquired Company is as set forth on Schedule 3.5. All of the outstanding shares of capital stock of each Acquired Company have been duly authorized, validly issued, and are fully paid and non-assessable. None of the Acquired Companies has violated its governing statute of incorporation, the 1933 Act, any state “blue sky” or securities laws, any other similar Legal Requirement or any preemptive or other similar rights of any Person in connection with the issuance or redemption of any of its equity interests. All of the outstanding equity interests of the Company are held of record and beneficially owned by the Persons and in the respective amounts set forth in Schedule 3.5. The Company has made available to the Buyer true, accurate and complete copies of the share register of each Acquired Company which reflects all issuances, transfers, repurchases and cancellations of its shares. The Company is the beneficial owner (and the Company or the Company’s Subsidiary listed on Schedule 3.5 is the record owner) of all of the equity interests in the Company’s Subsidiaries and holds such equity interests free and clear of all Encumbrances except as are imposed by applicable securities laws. Except as disclosed on Schedule 3.5: (a) there are no outstanding options, warrants or other rights of any kind to acquire additional shares of capital stock of an Acquired Company or securities convertible into, exchangeable for or that otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is any Acquired Company required to issue any such option, warrant, right or security, (b) there are no preemptive rights or other similar rights in respect of any equity interests in any Acquired Company, (c) except as imposed by applicable securities laws, there are no Encumbrances on, or other contractual obligations relating to, the ownership, transfer or voting of any equity interests in any Acquired Company, or otherwise affecting the rights of any holder of the equity interests in any Acquired Company, (d) except for the Contemplated Transactions, there is no contractual obligation, or provision in the organizational documents of any Acquired Company which obligates it to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interests in any Acquired Company and (e) there are no existing rights with respect to prospectus qualification under Canadian securities laws or registration under the 1933 Act of any equity interests in any Acquired Company.

3.6. Financial Statements.

3.6.1 Acquired Companies Financial Statements. Attached as Exhibit F are copies of each of the following:

(a) the audited consolidated balance sheet of the Acquired Companies (including both retail and wholesale operations) as at January 25, 2009 (respectively, the “Audited Balance Sheet”) and January 27, 2008 and the related audited consolidated statements of income, cash flow and changes in Sellers’ equity of the Acquired Companies (including both retail and wholesale operations) for the fiscal years then ended, accompanied by any notes thereto and the report of KPMG LLP (collectively, the “Audited Financials”); and

(b) the unaudited consolidated balance sheet of the Acquired Companies (including both retail and wholesale operations) as at July 26, 2009 (respectively, the “Most Recent Balance Sheet,” and the “Most Recent Balance Sheet Date”) and the related unaudited consolidated statement of income, cash flow and changes in Sellers’ equity of the Acquired Companies (including both retail and wholesale operations) for the period January 26, 2009 through July 26, 2009 (the “Most Recent Financials” and together with the Audited Financials, collectively the “Financials”).

3.6.2 Compliance with GAAP, etc. Except as disclosed on Schedule 3.6, the Financials (including any notes thereto) (a) are complete and correct and were prepared in accordance with the books and records of the Acquired Companies, (b) have been prepared in accordance with GAAP, consistently applied (subject, in the case of the unaudited financials, to normal year-end audit adjustments, the effect of which will not, individually or in the aggregate, be materially adverse and the absence of notes that, if presented, would not, individually or in the aggregate, be materially adverse), and (c) fairly present, in all material respects, the consolidated financial position of the Acquired Companies as at the respective dates thereof and the consolidated results of the operations of the Acquired Companies and changes in financial position for the respective periods covered thereby.

3.6.3 Company Wholesale Business Financial Statements. Attached as Exhibit G are copies of the unaudited pro forma consolidated balance sheet and the related unaudited pro forma consolidated statement of income of the Acquired Companies as of and for the period January 26, 2009 through July 26, 2009 (collectively, the “Wholesale Business Financial Statements”) which reflects the Company Wholesale Business only. The Wholesale Business Financial Statements (a) are based on the books and records of the Company, (b) were derived from the Most Recent Balance Sheet, and (c) to the knowledge of the Company, fairly present, in all material respects, the financial position of the Company as if the Retail Spin-Off had occurred on such date.

3.7. Absence of Undisclosed Liabilities. No Acquired Company has any Liabilities that are required by GAAP to be set forth in the Most Recent Balance Sheet except for (a) Liabilities set forth on the face of the Most Recent Balance Sheet and (b) Liabilities incurred in the Ordinary Course of Business since the Most Recent Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a contractual obligation or Legal Requirement) or incurred in connection with this Agreement and the Contemplated Transactions.

3.8. Absence of Certain Developments. Since the Most Recent Balance Sheet Date, the Company Wholesale Business has been conducted in the Ordinary Course of Business and, except with respect to the matters disclosed in Schedule 3.8 or in connection with the Retail Spin-Off and, with respect to the Company Wholesale Business:

(a) no Acquired Company has (i) amended its organizational documents, (ii) amended any term of its outstanding equity interests or other securities or (iii) issued, sold, granted, or otherwise disposed of, its equity interests or other securities or any option, warrant, right or commitment to issue securities;

(b) no Acquired Company has become liable in respect of any guarantee or has incurred, assumed or otherwise become liable in respect of any Debt, except for the Bonus Amounts,

the Continuation Amounts, and borrowings in the Ordinary Course of Business under credit facilities in existence on the Most Recent Balance Sheet Date, or permitted any of its Assets to become subject to an Encumbrance other than a Permitted Encumbrance;

(c) no Acquired Company has (i) made any declaration, setting aside or payment of any dividend or other distribution with respect to, or any repurchase, redemption or other acquisition of, any of its capital stock or other equity interests or (ii) entered into, or performed, any transaction with, or for the benefit of, the Seller or any Affiliate of the Seller (other than payments made to officers, directors and employees in the Ordinary Course of Business);

(d) there has been no material loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Company Wholesale Business or any material Asset;

(e) no Acquired Company has increased the Compensation payable or paid, whether conditionally or otherwise, to (i) any employee, consultant or agent other than in the Ordinary Course of Business, (ii) any director or officer or (iii) the Seller or any Affiliate of the Seller;

(f) no Acquired Company has (i) entered into any contractual obligation providing for the employment or consultancy of any Person on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits to any officer, director, employee or consultant, or (ii) adopted or amended any Employee Plan or, except in accordance with terms thereof as in effect on the Most Recent Balance Sheet Date, increased any benefits under any Employee Plan;

(g) no Acquired Company has made any change in its methods of accounting or accounting practices (including with respect to reserves) other than in a manner consistent with GAAP as applied in the Most Recent Balance Sheet;

(h) no Acquired Company has made, changed or revoked any material Tax election, settled or compromised any Canadian federal, provincial, local or foreign Tax liability, claim, assessment, refund, offset or audit or filed any amended Tax Return filed;

(i) no Acquired Company has terminated or closed any business or operation;

(j) no Acquired Company has written up or written down any of its material Assets or revalued its inventory;

(k) no Acquired Company has failed to pay any fee, make any filing, or take any other action necessary to maintain (i) the existence and enforceability of Company Intellectual Property Rights owned by an Acquired Company, and (ii) the ability of any Acquired Company to continue to use Company Intellectual Property Rights owned by others;

(l) no amounts will be paid by an Acquired Company to Sun Capital Partners Management V, L.P. in connection with the Closing, and no additional amounts will be paid or payable by an Acquired Company to Sun Capital Partners Management V, L.P. on the completion of the Contemplated Transactions or the Retail Spin-Off pursuant to the Management Services Agreement or otherwise;

(m) no Acquired Company has entered into any contractual obligation to do any of the things referred to elsewhere in this Section 3.8; and

(n) no event or circumstance has occurred which has had, or is reasonably likely to have, a Material Adverse Effect.

3.9. Debt; Guarantees. The Acquired Companies have no Liabilities in respect of Debt except as set forth on Schedule 3.9 and except for the Bonus Amounts and the Continuation Amounts.

3.10. Ownership of Assets; Sufficiency. Each Acquired Company has sole and exclusive, good and marketable title to, or, in the case of property held under a lease or other contractual obligation, a sole and exclusive, enforceable leasehold interest in, or right to use, all of its Assets (but specifically excluding any real property, which is addressed in Section 3.11). Except as disclosed on Schedule 3.10, none of the Assets (other than real property, which is addressed in Section 3.11) is subject to any Encumbrance other than Permitted Encumbrances. The Assets comprise all of the material assets, properties and rights of every type and description, whether real or personal, tangible or intangible, used in or necessary to the conduct of the Company Wholesale Business and are adequate to conduct the Company Wholesale Business as conducted prior to Closing. No Acquired Company controls, directly or indirectly, or owns any direct or indirect equity interest in any Person which is not a Subsidiary of the Company.

3.11. Real Property.

3.11.1 None of the Acquired Companies own, legally or beneficially, any real property. Schedule 3.11 sets forth a complete and correct list of the addresses of all real property held under lease, sublease or license in which any of the Acquired Companies hold an interest and which is used primarily in connection with the Company Wholesale Business (the “Leased Real Property”). Schedule 3.11 also identifies, with respect to each Leased Real Property, each lease, sublease, license or other contractual obligation under which such Leased Real Property is occupied or used, in each case as amended or otherwise modified or supplemented and in effect, but in each case only to the extent that said lease, sublease, license, other contractual obligation, modification or supplement is disclosed on Schedule 3.11 (each, a “Real Property Lease” and, collectively, the “Real Property Leases”).

3.11.2 Except as set forth in Schedule 3.11, there are no written or oral subleases, licenses, concessions, occupancy agreements or other contractual obligations granting to any other Person the right of use or occupancy of any of the Leased Real Properties and there is no Person (other than the Acquired Companies) in possession of any of the Leased Real Properties.

3.11.3 The Acquired Companies have a good and valid leasehold interest in and to all Leased Real Property pursuant to the Real Property Leases, in each case free and clear of all Encumbrances other than Permitted Encumbrances. The Seller has made available to the Buyer true, accurate and complete copies of the Real Property Leases, and each Real Property Lease constitutes the entire agreement governing and applicable to the use or occupancy, or the right to use or occupy, the subject Leased Real Property by the Acquired Companies, as applicable. With respect to each Real Property Lease that is a sublease (if any), to the Company’s knowledge, the representations and warranties in this Section 3.11.3 are correct with respect to the underlying lease.

3.11.4 Each Real Property Lease is in good standing and valid and binding in all material respects upon the Acquired Companies, and to the Company’s knowledge, upon each other party thereto, and is in full force and effect and enforceable in accordance with its terms. All rental and other payments and other obligations required to be paid and performed by any of the Acquired Companies pursuant to the Real Property Leases have been duly paid and performed. The Acquired Companies are in compliance in all material respects with their obligations under the applicable Real Property Lease. None of the Acquired Companies have received any written notice that they, or given any notice that the landlord thereunder, are not in compliance in all material respects with the terms of any Real Property Lease, and to the Company’s knowledge, no event has occurred and no condition exists that, with the giving of notice or the lapse of time or both, would constitute a default or termination event or breach of condition on the part of the Acquired Companies or any other party under any Real Property Lease.

3.11.5 The Acquired Companies are exclusively entitled to all rights and benefits as lessee under the Real Property Leases, and the Acquired Companies have not sublet, assigned, licensed or otherwise conveyed any rights in the Leased Real Property to any other Person except as otherwise disclosed on Schedule 3.11.

3.11.6 Subject to Section 3.17.2, the terms and conditions of the Real Property Leases will not be effected by, nor will any of the Real Property Leases be in default as a result of, the completion of the Contemplated Transactions.

3.11.7 The Seller has not received written notice of any existing, proposed or threatened expropriation proceedings that would preclude or materially impair the use of any Leased Real Property.

3.11.8 Except as disclosed on Schedule 3.11.8, all accounts for work and services performed for any of the Acquired Companies and materials furnished to any of the Acquired Companies in respect of the Leased Real Property which are due and payable have been paid and no Person is entitled to claim a lien under the Construction Lien Act (Ontario) against the relevant Acquired Companies’ leasehold interest in the Leased Real Property or any part thereof.

3.11.9 There is nothing owing by the Acquired Companies in respect of the Leased Real Property to any municipal corporation, or to any other corporation or commission owing or operating a public utility for water, gas, electrical power or energy, steam or hot water, or the use thereof, other than current accounts in respect of which the due date has not passed.

3.12. Intellectual Property.

3.12.1 Company IP. Except as disclosed on Schedule 3.12.1, to the Company’s knowledge, the Acquired Companies own or have the right to use all Company Technology and all Company Intellectual Property Rights in the Ordinary Course of Business. Except for the Technology and Intellectual Property Rights licensed to the Company under the Inbound IP Contracts identified on Schedule 3.12.4, to the extent provided in such Inbound IP Contracts, to the Company’s knowledge, none of the Company Technology or Company Intellectual Property Rights is or will be in the possession, custody, or control of any third Person other than the Acquired Companies.

3.12.2 Infringement. Except as disclosed on Schedule 3.12.2, none of the Acquired Companies (a) has, to the Company’s knowledge, interfered with, infringed upon, diluted, misappropriated, or violated any Intellectual Property Rights of any Person (including the Intellectual Property Rights of any employees of the Acquired Companies), and no such interference, infringement, dilution, misappropriation or violation will arise as a result of the carrying out of the Contemplated Transactions, (b) has received any charge, complaint, claim, demand, notice, or other communication alleging interference, infringement, dilution, misappropriation, or violation of the Intellectual Property Rights of any Person (including any invitation to license or request or demand to refrain from using any Intellectual Property Rights of any Person in connection with the conduct of the business of the Acquired Companies or the use of the Company Technology), or (c) has agreed to or has a contractual obligation to indemnify any Person for or against any interference, infringement, dilution, misappropriation, or violation with respect to any Intellectual Property Rights. Except as disclosed on Schedule 3.12.2, to the Company’s knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or violated any Company Intellectual Property Rights.

3.12.3 Scheduled IP. Schedule 3.12.3 identifies all patents, patent applications, registered trademarks and copyrights, applications for trademark and copyright registrations, domain names, registered design rights, and other forms of registered Intellectual Property Rights and applications therefor, validly owned by or exclusively licensed (identifying the applicable Inbound IP Contract in the case of each exclusively licensed right) to an Acquired Company. Schedule 3.12.3 also identifies each trade name, each unregistered trademark, service mark, or trade dress, and each unregistered copyright owned or exclusively licensed by an Acquired Company that, in each case, is material to the Company Wholesale Business.

3.12.4 IP Contracts. Schedule 3.12.4 identifies under separate headings each agreement, whether written or oral, (a) under which an Acquired Company uses or licenses an item of Technology or Intellectual Property Rights that any Person besides an Acquired Company owns (the “Inbound IP Contracts”), (b) under which an Acquired Company has granted any Person any right or interest in Intellectual Property Rights including any right to use any item of Technology (the “Outbound IP Contracts” and together with the Inbound IP Contracts, the “IP Contracts”), and (c) that otherwise affects the Acquired Companies’ use of or rights in the Company Technology or any Company Intellectual Property Rights (including settlement agreements, non-competition agreements, exclusivity agreements, and covenants not to sue). Except as provided in the Inbound IP Contracts, none of the Acquired Companies owes any royalties or other type of monetary payment or other payments to any Person for the use of any Intellectual Property Rights or Technology, and no such obligation will arise as a result of the carrying out of the transactions contemplated by this Agreement.

3.12.5 Title to Company Technology and Company Intellectual Property Rights. Except as disclosed on Schedule 3.12.5, as of the Closing Date and immediately following the Closing, each Acquired Company possesses and will possess all rights, title, and interests in and to each item of Company Technology and Company Intellectual Property Rights that is not licensed to an Acquired Company pursuant to an Inbound IP Contract identified on Schedule 3.12.4, free and clear of any Encumbrance other than licenses granted in the Outbound IP Contracts identified on Schedule 3.12.4. Except as disclosed on Schedule 3.12.5, with respect to (a) each item of Company Technology and Company Intellectual Property Rights that is not licensed to an Acquired Company pursuant to an Inbound IP Contract identified on Schedule 3.12.4, and (b) to the Company’s knowledge, all material Company Technology and Company Intellectual Property Rights licensed to an Acquired Company on an exclusive basis, such item or right is not subject to any outstanding Government Order, and no Action (including any opposition, interference, or re-examination) is pending or threatened, which challenges the legality, validity, enforceability, use, or ownership of such right or item.

3.12.6 Reasonable Protective Measures. The Acquired Companies have maintained commercially reasonable practices to protect the confidentiality of the Acquired Companies’ confidential information and trade secrets and, except as disclosed on Schedule 3.12.6, have required any employee or third party with access to an Acquired Company’s confidential information to execute contracts requiring them to maintain the confidentiality of such information and use such information only for the benefit of the Acquired Companies.

3.12.7 Open Source Software. Schedule 3.12.7 lists all open source computer code contained in or used in the development of Company Technology or any product or service of an Acquired Company. Except as disclosed on Schedule 3.12.7, to the Company’s knowledge, none of the Company Technology or any product or service of an Acquired Company constitutes, contains, or is dependent on any open source computer code, and none of the Company Technology or any product or service of an Acquired Company is subject to any IP Contract or other contractual obligation that would require any Acquired Company to divulge to any Person any source code or trade secret that is part of the Company Technology.

3.12.8 Privacy and Data Security. The Acquired Companies’ use and dissemination of any personally-identifiable information concerning individuals is in material compliance with all applicable privacy policies, terms of use, and to the Company’s knowledge, Legal Requirements, and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound. To the Company’s knowledge, the Acquired Companies maintain policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are commercially reasonable and, in any event, in material compliance with all applicable Legal Requirements and contractual obligations applicable to any Acquired Company or to which any Acquired Company is bound. Since February 5, 2008, there have been no security breaches relating to, or violations of any security policy regarding, or any unauthorized access of, (a) to the Company’s knowledge, any data or information used by the Acquired Companies in connection with the Company Wholesale Business or (b) any data or information used by the Acquired Companies in connection with the Company Retail Business.

3.13. Legal Compliance; Illegal Payments; Permits. No Acquired Company is in breach or violation of, or default under, and has not at any time since February 5, 2008 been in breach or violation of, or default under: (a) its organizational documents nor, to the Company’s knowledge, is there a basis which could constitute such a breach, violation or default; (b) any Legal Requirement nor, to Company’s knowledge, is there a basis which could constitute such a breach, violation or default, except for breaches, violation or defaults (i) disclosed on Schedule 3.13 and (ii) which have not had, and are not reasonably likely to have, a Material Adverse Effect. In the conduct of the Company Wholesale Business, no Acquired Company nor any of its directors, officers, employees or agents, has (1) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder an Acquired Company (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office or (2) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Each Acquired Company has been duly granted all Permits under all Legal Requirements necessary for either (y) the conduct of the Company Wholesale Business, or (z) the lawful occupancy of the Real Property and the present use and operation thereof. Schedule 3.13 lists each Permit (including all product certifications, including Organic, Fair Trade, Rainforest Alliance, and Kosher) affecting, or relating to, the Assets or the Company Wholesale Business together with the Governmental Authority or other Person responsible for issuing such Permit, and the Company has made available to the Buyer complete and accurate copies of all documentation associated with such Permits. Except as disclosed on Schedule 3.13, (A) the Permits are valid and in full force and effect, (B) no Acquired Company is in breach or violation of, or default under, any such Permit, and, to the Company’s knowledge, no basis exists which, with notice or lapse of time or both, would constitute any such breach, violation nor default and (C) the Permits will continue to be valid and in full force and effect, on identical terms following the consummation of the Contemplated Transactions.

3.14. Tax Matters.

3.14.1 Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it in accordance with all Legal Requirements. All such Tax Returns were true, correct and complete in all material respects. No such Tax Returns have been amended except as set forth in Schedule 3.14.1. All Taxes owed by each Acquired Company (whether or not shown on any Tax Return) have been timely paid in full. No claim has ever been made by an authority in a jurisdiction where an Acquired Company does not file Tax Returns that such Acquired Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances with respect to Taxes upon any Asset other than Permitted Encumbrances.

3.14.2 Each Acquired Company has timely deducted, withheld and timely remitted to the appropriate Governmental Authority all Taxes required to be deducted, withheld or remitted in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, non-resident or other third party, and each Acquired Company has complied with all reporting and recordkeeping requirements.

3.14.3 Each of the Acquired Companies has charged, collected and remitted all Taxes required under applicable law on any sale, supply, delivery or provision of services made by them.

3.14.4 There is no dispute, audit, investigation, assessment, reassessment, suit, proceeding or claim concerning any Tax Liability of any Acquired Company existing, pending or being conducted by any Governmental Authority. Except as set forth on Schedule 3.14.4, the Company has provided or made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies filed, assessed against, or agreed to by an Acquired Company since January 1, 2006.

3.14.5 No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to filing Tax Returns, elections, designations or similar filings relating to Taxes or with respect to a Tax assessment or deficiency. No Acquired Company has executed any power of attorney with respect to any Tax, other than powers of attorney that are no longer in force. No closing agreements, advance Tax rulings, private letter rulings, technical advice memoranda or similar agreements or rulings relating to Taxes have been entered into or issued by any Governmental Authority with or in respect of any Acquired Company.

3.14.6 The unpaid Taxes of the Acquired Companies (a) did not as of the Most Recent Balance Sheet Date exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (b) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns and taken into account in the Closing Date Balance Sheet used for purposes of the Working Capital Adjustment under Section 2.2.

3.14.7 No Acquired Company is a party to, bound by or obligated under any tax sharing agreement, tax indemnification agreement or any other contractual obligation or arrangement relating to Tax sharing or Tax allocation. No Acquired Company has any Liability for the Taxes of any other Person, including any liability under Section 160 of the Tax Act (or any similar provisions of provincial, state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.14.8 No Acquired Company will be required to include any amount in taxable income or exclude any item of deduction or loss from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any agreement with a Government Authority executed on or prior to the Closing Date.

3.14.9 No amount in respect of any outlay or expense that is deductible in computing the income of an Acquired Company for the purposes of the Tax Act has been owing by such Acquired Company for longer than two (2) taxation years to a person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) at the time the outlay or expense was made or incurred. There are no circumstances which exist and would result in, or which have existed and resulted in, the application of any of sections 80, 80.01, 80.02, 80.03 or 80.04 of the Tax Act, or any equivalent provision of the taxation legislation of any province or any other jurisdiction, to an Acquired Company at any time up to and including the Closing Date in respect of any transaction entered into.

3.14.10 No Acquired Company has, directly or indirectly, transferred property to or supplied services to, or acquired property or services from, any person with whom it was not dealing at arm’s length (for the purposes of the Tax Act) for consideration other than consideration equal to the fair market value of the property or services at the time of the transfer, supply or acquisition of such property or services. No Acquired Company has entered into any advance pricing agreement with any Governmental Authority.

3.15. Employee Benefit Plans.

3.15.1 For purposes of this Agreement, “Employee Plan” means any plan within the meaning of Section 3(3) of ERISA, and any other employee benefit, pension, severance, change in control, death benefit, compensation, retirement, deferred compensation, pension, bonus, profit sharing, stock option, incentive pay or compensation stock appreciation right, stock purchase, hospitalization, disability, health, dental, medical insurance and life insurance Contracts, plans, agreements, arrangements and programs, whether or not reduced to writing (collectively, the “Employee Plans”).

3.15.2 Schedule 3.15 lists all material Employee Plans as to which an Acquired Company sponsors, maintains, contributes or is obligated to contribute, or under which an Acquired Company has or may have any Liability, or which benefits any current or former employee, director, consultant or independent contractor of an Acquired Company or the beneficiaries or dependents of any such Person (each a “Company Plan”). For the purposes of this Agreement, the Company Plans shall not include the plans described in Section 3.15.8. With respect to each Company Plan, the Seller has made available to the Buyer true, accurate and complete copies of each of the following: (a) if the plan has been reduced to writing, the plan document together with all amendments thereto, (b) if the plan has not been reduced to writing, a written summary of all material plan terms, (c) if applicable, copies of any trust agreements, custodial agreements, insurance policies, administrative agreements and similar agreements, and investment management or investment advisory agreements, (d) copies of any summary plan descriptions, employee handbooks or similar employee communications, (e) in the case of any plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter from the IRS and any related correspondence, and a copy of any pending request for such determination, (f) in the case of any funding arrangement intended to qualify as a VEBA under Code Section 501(c)(9), a copy of the IRS letter determining that it so qualifies and (g) in the case of any plan for which Forms 5500 are required to be filed, a copy of the two most recently filed Forms 5500, with schedules attached. No Company Plan is or has been subject to ERISA or the Code.

3.15.3 No Acquired Company or any other Person that is, or at any time was, a member of a “controlled group” (within the meaning of Section 414(b), (c), (m) or (o) of the Code) that includes an Acquired Company has ever maintained, contributed to, been required to contribute to, or incurred any liability under (i) a plan subject to Title IV of ERISA or Code Section 412, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or (ii) a Canadian Union Plan.

3.15.4 All required contributions to, and premium payments on account of, each Company Plan have been made on a timely basis in accordance with the terms of that plan and all applicable Legal Requirements.

3.15.5 There is no pending or, to the Company’s knowledge, threatened Action relating to a Company Plan, other than routine claims in the Ordinary Course of Business for benefits provided for by the Company Plans. No Company Plan is or, within the last six years, has been the subject of an examination or audit by a Governmental Authority, is the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

3.15.6 None of the Company Plans, or any insurance contract relating thereto, require or permit a retroactive increase in premiums or payments, or require additional premiums or payments on termination of the plan or any insurance contract relating thereto. No Company Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment.

3.15.7 No Acquired Company currently sponsors, maintains, contributes to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a Company Plan which is a “registered pension plan” or a “retirement compensation arrangement” or a “deferred profit sharing plan”, as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or otherwise organized and administered to provide pensions for employees or former employees.

3.15.8 All contributions and premiums required to be paid to all statutory plans which an Acquired Company is required to comply with, including the Canada or Quebec pension plans and plans administered pursuant to applicable health tax, workers compensation and employment insurance laws, have been paid by the Acquired Companies in accordance with the applicable Legal Requirements.

3.15.9 The consummation of the Contemplated Transactions or the Retail Spin-Off will not entitle any current or former employee of any Acquired Company to severance pay, unemployment compensation or any other payment, nor will it accelerate the time of payment or vesting or increase the amount of compensation due to any such employee, other than as set forth on Schedule 3.17.

3.16. Environmental Matters. Except as set forth in Schedule 3.16, to the Company’s knowledge, (a) the Acquired Companies are in compliance with all Environmental Laws, (b) there has been no release or threatened release of any pollutant, petroleum or any fraction thereof, contaminant or toxic or hazardous material (including toxic mold), substance or waste or any other material or substance that may pose a threat to the environment, health or safety (each a “Hazardous Substance”) on, upon, into or from any site currently or heretofore owned, leased or otherwise used by an Acquired Company except in compliance with Environmental Laws, (c) no Acquired Company has received notice from any Governmental Authority that it is responsible for any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority, (d) there are no underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing Assets used or stored on, and no hazardous waste as defined by the U.S. Resource Conservation and Recovery Act stored on, any site owned or operated by an Acquired Company, except for the storage of hazardous waste in compliance with Environmental Laws, (e) to the Seller’s knowledge, the Seller has made available to the Buyer true, accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies, and environmental studies or assessments, in each case as amended and in effect, and (f) there are no materials which are toxic, hazardous or designated substances under health and safety legislation or regulations which are used in the production processes of the business carried on by the Acquired Companies or which are stored at any location at which employees of the Acquired Companies are employed except in accordance with Environmental Laws.

3.17. Contracts.

3.17.1 Contracts. Except as disclosed on Schedule 3.17, and expressly excluding the Real Property Leases, no Acquired Company is bound by or a party to:

(a) any contractual obligation (or group of related contractual obligations) for the purchase or sale of inventory, raw materials, commodities, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, in each case, the performance of which will extend over a period of more than one year or which provides for aggregate payments to or by an Acquired Company in excess of $100,000 Canadian Dollars or which is subject to an open and unfulfilled purchase order as of the Closing;

(b) (i) any capital lease or (ii) any other lease or other contractual obligation relating to the Assets providing for aggregate rental payments in excess of $100,000 Canadian Dollars, under which any Assets are held or used by an Acquired Company;

(c) any contractual obligation, other than Real Property Leases, relating to the lease or license of any Asset, including Technology and Intellectual Property Rights (and including all customer license and maintenance agreements) that is not included on Schedule 3.12.4;

(d) any contractual obligation relating to the acquisition or disposition of (i) any business of an Acquired Company (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) or (ii) any asset other than in the Ordinary Course of Business;

(e) any contractual obligation under which an Acquired Company is, or may become, obligated to pay any amount in respect of indemnification obligations, purchase price adjustment or otherwise in connection with any (i) acquisition or disposition of assets or securities (other than the sale of inventory in the Ordinary Course of Business), (ii) merger, consolidation or other business combination or (iii) series or group of related transactions or events of the type specified in clauses (i) and (ii) above.

(f) any contractual obligation concerning or consisting of a partnership, limited liability company or joint venture agreement;

(g) any contractual obligation (or group of related contractual obligations) (i) under which an Acquired Company has created, incurred, assumed or guaranteed any Debt or (ii) under which an Acquired Company has permitted any Asset to become Encumbered;

(h) any contractual obligation under which any other Person has guaranteed any Debt of an Acquired Company;

(i) any contractual obligation relating to, exclusivity, or non-competition (whether the Acquired Company is subject to or the beneficiary of such obligations);

(j) any material contractual obligation relating to confidentiality (whether an Acquired Company is subject to or the beneficiary of such obligations), the terms of which permit disclosure hereunder;

(k) any contractual obligation under which an Acquired Company is, or may become, obligated to incur any severance pay or special Compensation obligations which would become payable, directly or indirectly, by reason of, this Agreement, the Contemplated Transactions or the Retail Spin-Off;

(l) any contractual obligation under which an Acquired Company is, or may, have any Liability to any investment bank, broker, financial advisor, finder’s agreement or other similar Person (including an obligation to pay any legal, accounting, brokerage, finder’s, or similar fees or expenses in connection with this Agreement, the Contemplated Transactions or the Retail Spin-Off);

(m) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of an Acquired Company’s current or former directors, officers, and employees;

(n) any contractual obligation providing for the employment or consultancy with an individual on a full-time, part-time, consulting or other basis or otherwise providing Compensation or other benefits, including but not limited to severance or change of control benefits, to any officer, director, employee or consultant (other than an Employee Plan);

(o) any agency, dealer, distributor, sales representative, marketing or other similar agreement;

(p) any contractual obligation under which an Acquired Company has advanced or loaned an amount to any of its Affiliates or employees, officers, directors or any members of the immediate family of its employees, officers or directors, other than in the Ordinary Course of Business;

(q) any material contractual obligation with any Governmental Authority (including a notation as to any such contractual obligation under which any Acquired Company has a “small business” or similar designation); and

(r) any other contractual obligation (or group of related contractual obligations) the performance of which involves consideration in excess of $100,000 Canadian Dollars over the life of such contractual obligation.

3.17.2 Enforceability; Breach. To the Company’s knowledge, each contractual obligation required to be disclosed on Schedule 3.9 (Debt), 3.11 (Real Property Leases), 3.12 (Intellectual Property), 3.15 (Employee Plans), 3.17 (Contracts), 3.19 (Customers and Suppliers) or 3.23 (Insurance) (each, a “Disclosed Contract”) is enforceable against each party to such contractual obligation, and is in full force and effect, and, subject to obtaining any necessary consents or notices disclosed in Schedule 3.3 and Schedule 3.4, will continue to be so enforceable and in full force and effect on identical terms following the consummation of the Contemplated Transactions. No Acquired Company is currently in breach or violation of, or default under, or has repudiated any provision of, any Disclosed Contract. The Seller has made available to the Buyer true, accurate and complete copies of each written Disclosed Contract, in each case, as amended or otherwise modified and in effect. The Stock Purchase Agreement dated February 5, 2008 by and among the Company, 2161001 Ontario Inc. and the sellers party thereto is enforceable against each party thereto, is in full force and effect, and, including with respect to Section 7.12 thereof, will continue to be enforceable by the Company and in full force and effect following the consummation of the Contemplated Transactions, in each case, in accordance with its terms. The Company has terminated the Management Services Agreement.

3.18. Affiliate Transactions. Except as set forth on Schedule 3.18, no officer, director or Affiliate of the Seller or Acquired Companies, nor any officer or director of any such Affiliate, nor any immediate family members of any of the foregoing, is a party to any agreement, contract, commitment or transaction with the Acquired Companies or has any interest in any Asset or material property used by the Acquired Companies.

3.19. Customers and Suppliers. Schedule 3.19 sets forth a list of the Acquired Companies’ top 20 customers and top 10 suppliers for the fiscal year ended January 25, 2009 and for the six months ended July 26, 2009 for the Company Wholesale Business (determined on a consolidated basis based on, in the case of customers, the amount of revenues recognized by the Acquired Companies and, in the case of suppliers, the dollar amount of payments made by the Acquired Companies). Except as described on Schedule 3.19, none of the Acquired Companies has received notice, and to the Company’s knowledge, no such customer or supplier plans or has threatened to stop or materially decrease the rate of business done with the Acquired Companies. In addition, except as described on Schedule 3.19, none of the Acquired Companies has received notice, and to the Company’s knowledge, no customer or customers which, individually or in the aggregate, account for more than 5% of the Company Wholesale Business consolidated annual revenue plans or has threatened to stop or materially decrease the rate of business done with the Acquired Companies. In addition, except as described on Schedule 3.19, none of the Acquired Companies has received notice, and to the Company’s knowledge no supplier or suppliers which, individually or in the aggregate, account for more than 5% of the dollar amount of payments made by the Acquired Companies on a consolidated basis plans or has threatened to stop or materially decrease the rate of business done with, or materially increase the prices charged to, the Acquired Companies. Each agreement relating to such top 20 customers and 10 suppliers is listed on Schedule 3.17 (Contracts).

3.20. Employees.

3.20.1 There are no existing or, to the Company’s knowledge, threatened unfair labor practice complaints pending against any Acquired Company before any labor relations tribunal or authority. To the Company’s knowledge, there are no work slowdowns, lockouts, stoppages, picketing or strikes pending or threatened between any of the Acquired Companies, on the one hand, and its employees, on the other hand. No employee of the Acquired Companies is represented by a labor union. None of the Acquired Companies is party to, or otherwise subject to, any collective bargaining agreement or other labor union contract. To the Company’s knowledge, no petition has been filed or proceedings instituted by an employee or group of employees of the Acquired Companies with any labor relations board seeking recognition of a bargaining representative. To the Company’s knowledge, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union to organize any employees of any of the Acquired Companies, and, to the Company’s knowledge, no demand for recognition of any employees of the Acquired Companies has been made by or on behalf of any labor union.

3.20.2 Schedule 3.20.2 sets forth the name, current job title and compensation of all current directors and executive officers of the Acquired Companies as of the date of this Agreement. As of the date hereof, to the Company’s knowledge, no current executive, key employee or group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with any of the Acquired Companies. The Company’s maximum severance obligations to George Michel are those set out in his letter of employment dated March 18, 2008 and accepted on March 23, 2008. The Company’s maximum severance obligations to Domenic Della Penna are those set out in his letter of employment dated September 9, 2009 and accepted on September 11, 2009.

3.20.3 The Acquired Companies are and have been in material compliance with all Legal Requirements respecting employment and employment practices, terms and conditions of employment, including, for greater certainty, all employment laws, including but not limited to, employment standards, labour relations, workers’ compensation, human rights, occupational health and safety, classification of employees and independent contractors and Environmental Laws and to the Company’s knowledge, pay equity.

3.20.4 Schedule 3.20.4 sets forth a true and complete list of all employees and independent contractors in connection with any businesses carried on by the Acquired Companies as at the date of this Agreement, such section setting forth each employee’s and each independent contractor’s title, compensation (including salary, commission, bonus and other remuneration), and date of hire, whether such individual is on short-term or long-term disability, pregnancy or parental leave, temporary lay-off, workers’ compensation or other approved leave of absence.

3.20.5 Except as set out in Schedule 3.20.5, none of the Acquired Companies have any obligations, contingent or otherwise, to any current or any former employee or independent contractor under any agreement, commitment, undertaking, understanding, plan, program, policy or other arrangement, except those that are terminable upon reasonable notice in accordance with Legal Requirements.

3.20.6 All obligations of the Acquired Companies as of the Closing Date for Compensation and Taxes relating thereto and all other accrued payroll obligations in respect of the employees of the Acquired Companies (including obligations related to the Company Option Cash-Out Payment) will (i) have been paid as of the date of this Agreement, or (ii) have been paid as of the Closing Date if due on or prior to the Closing Date, but after the date of this Agreement, or (iii) if the not due until after the Closing Date, will be accrued and properly reflected in the books and records of the Acquired Companies on the Closing Date.

3.20.7 Since January 1, 2009, there has been no plant shutdown or any group or mass termination of any of the employees of the Acquired Companies which, for the purpose of this Agreement, shall be deemed to have occurred in the event of any permanent or temporary layoff or termination of employment of more than fifty (50) employees employed within any city, municipality or single workplace establishment of any of the Acquired Companies during any four (4) week period.

3.20.8 Except as set out in Schedule 3.20.8:

(a) there have been, to the Company’s knowledge, no material occupational health or safety occurrences affecting the employees of the Acquired Companies of any nature or type, including the presence of any industrial disease or any long-term occupational illness in the workplace or among any current employees or former employees of the Acquired Companies that have resulted in or which could reasonably be expected to result in an Action against or Liabilities of the Acquired Companies relating to current or former employees of the Acquired Companies, or of their respective dependents, heirs or legal personal representatives, or under any applicable insurance program, workers’ compensation or other Legal Requirements; and

(b) any issues discussed at or arising out of meetings of any health and safety committee of the Acquired Companies have been reviewed and completed to the satisfaction of the applicable health and safety committee and properly recorded in their minutes.

3.21. Litigation; Governmental Orders. Except as set forth on Schedule 3.21, since February 5, 2008, there are no Actions pending, or, to the Company’s knowledge, threatened against any Acquired Company, and to the Company’s knowledge there are no facts making the commencement of any material Action reasonably likely. Except as set forth on Schedule 3.21, none of the Acquired Companies (i) is the subject of any judgment, decree, injunction or Government Order or (ii) plans to initiate any Action.

3.22. Product Warranties. Except as set forth on Schedule 3.22 (and except for other liabilities for which there is a reserve reflected in the Financials), there are no material claims outstanding, pending or, to the Company’s knowledge, threatened for breach of any express written warranty relating to any products manufactured, sold or delivered by the Acquired Companies (the “Company Products”). To the Company’s knowledge there is no material design defect with respect to any of the Company Products.

3.23. Insurance. Schedule 3.23 sets forth a true and complete list of all insurance policies in force with respect to the Acquired Companies. The list includes for each liability policy the type of policy, form of coverage, policy number, name of insurer, period (term), limits, deductibles and premiums. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing will have been paid, no Acquired Company is in default thereunder, and no notice of cancellation or termination has been received by any Acquired Company with respect to any such policy. No insurer has (a) questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any insurance policy or (b) to the Company’s knowledge, has threatened to cancel any insurance policy. Except as disclosed on Schedule 3.23, to the Company’s knowledge, no insurer plans to raise the premiums for, or materially alter the coverage under, any such insurance policy. Except as disclosed on Schedule 3.23, the Acquired Companies will continue to have coverage under all such insurance policies after the Closing. All requisite tenant insurance pursuant to each of the Real Property Leases is in full force and effect.

3.24. Inventory; Receivables. Except as set forth on Schedule 3.24, all of the inventories recorded on the Wholesale Business Balance Sheet consisted of, and all inventories of the Acquired Companies immediately prior to the Closing will consist of, items usable and saleable for the purposes acquired or created in the Ordinary Course of Business, net of applicable allowances for obsolete, excessive or damaged inventories. Since the date of the Wholesale Business Balance Sheet, the inventories of the Acquired Companies have been maintained in the Ordinary Course of Business and no inventory has been sold or disposed of except through sales in the ordinary course consistent with past practices. All accounts, notes and other receivables and amounts owing to the Acquired Companies (“Receivables”) represent arm’s length sales in the Ordinary Course of Business, constitute valid claims of the Acquired Companies, as applicable, free and clear of Encumbrances other than Permitted Encumbrances, and are not and will not be subject to any valid claims or set off or other defense or counterclaims other than returns in the Ordinary Course of Business, subject to the reserve for doubtful accounts. Except as set forth on Schedule 3.24, since January 25, 2009, (i) there have not been any write-offs as uncollectible of any Receivables, except write-offs in the Ordinary Course of Business and (ii) there has not been a material change in the aggregate number of Receivables and amounts owing to the Acquired Companies.

3.25. Retail Spin-Off Consents. Schedule 3.25(a) lists each material agreement, contract, lease, sublease or other contractual obligation to which any Acquired Company is party that will be assigned as part of the Retail Spin-Off, which does not by its express terms release the Acquired Companies on an assignment thereof. Schedule 3.25(b) lists each franchise agreement to which an Acquired Company is party which requires the consent of the other party thereto for the consummation of the Retail Spin-Off. Schedule 3.25(c) lists all other material organizational documents, mortgages, deeds of trust, notes, stockholders’ agreements, bonds, indentures, licenses, contracts, other instruments or agreements, trusts, custodianship or other restrictions or contractual obligations which require any action by, notice to or the consent of any Person for the consummation of the Retail Spin-Off (including for the assignment thereof). Except as set forth on Schedule 3.25(d), the Acquired Companies have obtained each consent and provided each notice set forth on Schedule 3.25(a), Schedule 3.25(b) and Schedule 3.25(c).

3.26. Retail Spin-Off Compliance with Laws. The Retail Spin-Off was consummated immediately prior to the Closing. The Acquired Companies and the Seller have effected the Retail Spin-Off in compliance with all Legal Requirements (except applicable bulk sales legislation), including all Legal Requirements relating to the operation of franchises. The Acquired Companies and the Seller have obtained all material governmental authorizations, approvals, permits, certificates, concessions, franchises, variances, exemptions, orders and licenses required in connection with the Retail Spin-Off (the “Retail Permits”) and such Retail Permits are in full force and effect and are being complied with in all material respects. None of the Acquired Companies or the Seller has received notice that any Governmental Authority intends to cancel or terminate any Retail Permit.

3.27. Franchise Operations. Schedule 3.27(a) sets forth a true and complete list, for all stores that are branded as or identify themselves as Timothy’s World Coffee, mmmuffins or Michel’s Baguette and are developed or operated pursuant to a franchise agreement (the “Franchise Agreements”), the date of such Franchise Agreement, the date of any amendments to each Franchise Agreement, and the name and address of each franchisee. As of the Closing, none of the Acquired Companies will be a party to any franchise agreement. The Company has made available to Buyer copies of all Franchise Agreements and such copies are correct and complete in all material respects. Except as set forth on Schedule 3.27(b) the Company Retail Business has, to the Company’s knowledge, complied with, and continues to be in compliance with all Legal Requirements relating to franchise laws (including, but not limited to, the Arthur Wishart Act (Franchise Disclosure) 2000), disclosure obligations, obligations to deal in good faith and obligations to allow free association.

3.28. Retail Valuation. The Company has furnished to the Buyer a true, final and accurate copy of the valuation of the Company Retail Business from North Point Advisors as delivered to the Company.

3.29. Powers of Attorney. No Acquired Company has general or special powers of attorney outstanding (whether as grantor or grantee thereof).

3.30. No Brokers. No Acquired Company has any Liability of any kind to, or is subject to any claim of, any broker, finder or agent in connection with the Contemplated Transactions or the Retail Spin-Off other than those which will be borne by the Seller.

3.31. Product Quality and Safety. Except as set forth on Schedule 3.31, the Acquired Companies’ manufacturing and storage practices, and the ingredients, composition, and labeling for each of the Company Products, (i) are in compliance with all applicable Legal Requirements, including Legal Requirements relating to food and beverages and the carrying out of the Contemplated Transactions will not result in the violation of any such Legal Requirements; and (ii) are in material compliance with all internal quality management policies and procedures of the Acquired Companies. All labeling used on the Company Products has been filed or registered with and/or approved by each applicable Governmental Authority that requires such filing, registration and/or approval. Except as set forth on Schedule 3.31, since February 5, 2008 (a) there have been no Governmental Authority ordered recalls of any of the Company Products and (b) to the Company’s knowledge, none of the Company Products have been adulterated, misbranded, mispackaged, or mislabeled in violation of applicable Legal Requirements. The Acquired Companies have made available to the Buyer complete and accurate copies of all reports resulting from any audits and inspections of the Acquired Companies’ quality management practices conducted by the Acquired Companies or by any other Person since February 5, 2008 in the Company’s custody and control.

4.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller hereby represents and warrants to the Buyer as of the date hereof that:

4.1. Organization. The Seller is duly organized, validly existing under the laws of the jurisdiction of its organization.

4.2. Power and Authorization. The execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Seller, and, if applicable, have been duly authorized by all necessary action on the part of the Seller, as applicable. This Agreement and each Ancillary Agreement to which the Seller is (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Seller, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms.

4.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 4.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Seller of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by such Seller.

4.4. Noncontravention. Except as disclosed on Schedule 4.4, neither the execution, delivery and performance by the Seller of this Agreement or any Ancillary Agreement to which it is (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 4.3, violate any Legal Requirement applicable to the Seller; (b) result in a breach or violation of, or default under, any material contractual obligation of the

Seller; (c) result in the breach or violation of any civil duty imposed by law; (d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of the Seller; or (e) result in a breach or violation of, or default under, the Seller’s organizational documents.

4.5. Title.

(a) Except as disclosed on Schedule 4.5, the Seller is the record and beneficial owner of all of the outstanding Shares set forth opposite its name on Schedule 3.5, and has good and marketable title to the Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws and the articles of amalgamation. Except as disclosed on Schedule 4.5, the Seller has full right, power and authority to transfer and deliver to the Buyer valid title to the Shares held by such Seller, free and clear of all Encumbrances except as are imposed by applicable securities laws, the articles of amalgamation, or those created by the Buyer.

(b) Immediately following the Closing, the Buyer will be the record and beneficial owner of such Shares, and have good and marketable title to such Shares, free and clear of all Encumbrances except as are imposed by applicable securities laws or created by the Buyer. Except pursuant to this Agreement, there is no contractual obligation pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any Shares or other equity interests in an Acquired Company.

4.6. No Brokers. Except as disclosed in Schedule 4.6, the Seller has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions, and the Seller agrees to satisfy in full any Liability required to be disclosed on Schedule 4.6.

4.7. Antitrust Acts. The Buyer has delegated to the Acquired Person (or its designee) the responsibility of performing a fair market valuation of the Acquired Companies’ non-exempt assets for purposes of determining the applicability of the exemption to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), contained in 16 C.F.R. §802.4 (the “Exemption”). The Seller hereby represents to the Buyer that such valuation has been performed in good faith and that, as of the date hereof, the value of the non-exempt assets of the Acquired Companies for purposes of the Exemption is not above $65.2 million U.S. Dollars. As a result, the parties hereto agree that a filing under the HSR Act is not required. If the Contemplated Transactions are not consummated within 60 days from the date hereof, the Acquired Person (or its designee) shall reassess the fair market value of the Acquired Companies’ non-exempt assets for purposes of the Exemption, in which case the Acquired Person (or its designee) will provide to the Buyer a certificate upon closing indicating that such fair market value remains not above $65.2 million U.S. Dollars. Capitalized terms used in this section that are not otherwise defined in this Agreement have the meaning set forth under the HSR Act Rules, 16 C.F.R. §801.2. Neither the aggregate value of the Company’s assets in Canada nor the Company’s gross revenues from sales in or from Canada, in each case as determined in the manner prescribed in the Canada Competition Act, R.S.C. 1985, C.C-34, as amended, including the regulations promulgated thereunder, exceeds CDN$70,000,000.

5.	INDIVIDUAL REPRESENTATIONS AND WARRANTIES OF THE BUYER AND GMCR.

The Buyer and GMCR each represent and warrant to the Seller as of the date hereof that:

5.1. Organization. Each of the Buyer and GMCR is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

5.2. Power and Authorization. The execution, delivery and performance by the Buyer and GMCR of this Agreement and each Ancillary Agreement to which they are (or will be) a party and the consummation of the Contemplated Transactions are within the power and authority of the Buyer and GMCR, respectively, and have been duly authorized by all necessary action on the part of the Buyer or GMCR, as applicable. This Agreement and each Ancillary Agreement to which the Buyer and/or GMCR are (or will be) a party (a) has been (or, in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) duly executed and delivered by the Buyer and/or GMCR, respectively, and (b) is (or in the case of Ancillary Agreements to be entered into at or prior to the Closing, will be) a legal, valid and binding obligation of the Buyer and/or GMCR, enforceable against the Buyer and GMCR in accordance with its terms.

5.3. Authorization of Governmental Authorities. Except as disclosed on Schedule 5.3, no action by (including any authorization, consent or approval), or in respect of, or filing with, any Governmental Authority is required for, or in connection with, the valid and lawful (a) authorization, execution, delivery and performance by the Buyer of this Agreement and each Ancillary Agreement to which it is (or will be) a party or (b) the consummation of the Contemplated Transactions by the Buyer.

5.4. Accredited Investor. The Buyer is an accredited investor, within the meaning of National Instrument No. 45-106.

5.5. Noncontravention. Neither the execution, delivery and performance by the Buyer or GMCR of this Agreement or any Ancillary Agreement to which they are (or will be) a party nor the consummation of the Contemplated Transactions will: (a) assuming the taking of any action by (including any authorization, consent or approval) or in respect of, or any filing with, any Governmental Authority, in each case, as disclosed on Schedule 5.3, violate any Legal Requirement applicable to the Buyer or GMCR; (b) result in a breach or violation of, or default under, any material contractual obligation of the Buyer or GMCR; (c) result in the breach or violation of any civil duty imposed by law; (d) require any action by (including any authorization, consent or approval) or in respect of (including notice to), any Person under any contractual obligation of the Buyer or GMCR; or (e) result in a breach or violation of, or default under, the Buyer’s or GMCR’s organizational documents.

5.6. Litigation. There are no Actions pending or, to the Buyer’s knowledge, overtly threatened against or affecting GMCR or the Buyer at law or in equity, or before or by any Governmental Body, which would adversely affect GMCR’s or the Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.

5.7. No Brokers. The Buyer has no Liability of any kind to any broker, finder or agent with respect to the Contemplated Transactions for which the Seller or GMCR could be Liable.

5.8. Investment Representation. The Buyer is acquiring the Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal, state or foreign securities laws.

5.9. Financial Ability to Perform. The Buyer and GMCR have and shall have at the Closing sufficient immediately available funds to pay the full Purchase Price and to make all other payments required by the terms hereof, to pay all related fees and expenses in connection with this Agreement and the transactions contemplated hereby and to otherwise consummate the transactions contemplated hereby.

6.	COVENANTS.

6.1. Access to Books and Records. For a period of seven years after the Closing Date, the Buyer shall, and shall cause the Acquired Companies to, provide the Seller (including its representatives) with reasonable access (for the purpose of examining and copying), during normal business hours, and upon reasonable advance notice, to the books and records of the Acquired Companies with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to employees of the Buyer, the Acquired Companies, and their Affiliates for purposes of better understanding such books and records. Unless otherwise consented to in writing by the Seller, neither the Buyer nor the Acquired Companies shall, for a period of seven years following the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Acquired Companies for any period prior to the Closing Date without first offering to surrender to the Seller such books and records or any portion thereof which the Buyer or the Acquired Companies may intend to destroy, alter or dispose of.

6.2. Director and Officer Liability and Indemnification. For a period of six (6) years after the Closing, the Buyer shall not, and shall not permit the Acquired Companies to, amend, repeal or otherwise modify any provision in the Acquired Companies’ articles of amalgamation as amended or bylaws (or equivalent governing documents) relating to the exculpation or indemnification of any officers and/or directors (unless to provide for greater exculpation or indemnification or unless provided for by Legal Requirements), it being the intent of the parties that the current and former officers and directors of the Acquired Companies shall continue to be entitled to such exculpation and indemnification to the full extent of Legal Requirements. The Buyer agrees and acknowledges that this Section 7.3 shall be binding on the Buyer’s successors and assigns.

6.3. Confidentiality. The Buyer and GMCR acknowledge that the information provided to them in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference. Effective upon, and only upon, the Closing Date, the Confidentiality Agreement shall terminate. The Buyer and GMCR hereby agree with the Seller that they will not, and that they will cause the Acquired Companies not to, at any time on or for the two years after the Closing Date, directly or indirectly, without the prior written consent of the Seller, disclose (other than as expressly permitted in this Agreement or in connection with the operation of the Company Wholesale Business as contemplated by the Supply Agreement, the License Agreement and the Transition Services Agreement), any confidential or proprietary information primarily involving or relating to the Company Retail Business, except as such information (a) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Buyer or GMCR in breach of its obligations herein); (b) is or becomes available to the Buyer or GMCR from a source other than the Seller or the Acquired Companies; (c) is requested or required by any Legal Requirements (including the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated) or (d) is otherwise authorized to be disclosed or used pursuant to the terms of the License Agreement or Supply Agreement. The Seller hereby agrees with the Buyer and GMCR that it will not, at any time on or for the two years after the Closing Date, directly or indirectly, without the prior written consent of the Buyer or GMCR, disclose (other than as expressly permitted in this Agreement), any confidential or proprietary information primarily involving or relating to the Company Wholesale Business, except as such information (i) is or becomes generally available to or known by the public (other than as a result of a disclosure by the Seller in breach of its obligations herein); (ii) is or becomes available to the Seller from a source other than the Acquired Companies; (iii) has been independently acquired or developed by the Seller without violating any of its obligations herein or (iv) is requested or required by any Legal Requirements (including the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated).

6.4. Publicity. Except as otherwise required by any Legal Requirements (including the rules and regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant party is subject or submits, wherever situated, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance, it being understood that the final form and content of any such release or announcement, to the extent so required, shall be at the final discretion of the disclosing party), prior to the Closing Date, the Seller, the Company, GMCR and the Buyer agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued without the prior written consent of the Seller and Buyer (which consent shall not be unreasonably be withheld or delayed) and each of the Seller, Buyer, and GMCR shall consult with each other in issuing any press releases or otherwise making public statements with respect to such transactions. The parties agree and acknowledge that GMCR, as a publicly traded company, is required to disclose certain information under the United States securities laws and will issue a press release in connection with the execution of this Agreement.

6.5. Further Assurances. From and after the Closing Date, upon the request of either the Seller or the Buyer, each of the parties hereto will do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions.

6.6. Acknowledgment by the Buyer and GMCR.

6.6.1 Each of the Buyer and GMCR acknowledges that it has conducted to its satisfaction an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Acquired Companies, and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer and GMCR have relied solely on the results of their own independent investigation and verification and the representations and warranties of the Company and the Seller expressly and specifically set forth in Section 3 and Section 4 of this Agreement, including the related Disclosure Schedules and Exhibits (including the Fund Commitment Letter, the Indemnity Letter of Credit and the 116 Certificate Letter of Credit). The representations and warranties by the Company and the Seller expressly and specifically set forth in Section 3 and Section 4, including the related Disclosure Schedules and Exhibits (including the Fund Commitment Letter, the Indemnity Letter of Credit and the 116 Certificate Letter of Credit), constitute the sole and exclusive representations and warranties of any kind of any of the Company and the Seller to the Buyer and GMCR in connection with the Contemplated Transactions, and the Buyer and GMCR understand, acknowledge and agree that all other representations, warranties and statements of any kind or nature expressed or implied (including any relating to the future or historical financial condition, results of operations, prospects, assets or liabilities of the Acquired Companies, or the quality, quantity or condition of the Acquired Companies’ assets) are specifically disclaimed by the Company and the Seller. Except as set forth in Section 3 and Section 4, neither the Company nor the Seller makes or provides, and the Buyer and GMCR hereby waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Acquired Companies’ assets or any part thereof. THE BUYER AND GMCR SPECIFICALLY ACKNOWLEDGE AND AGREE THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER SET FORTH IN SECTION 3 AND SECTION 4 HEREOF, INCLUDING THE RELATED DISCLOSURE SCHEDULES AND EXHIBITS HERETO, (X) THE BUYER AND GMCR ARE ACQUIRING THE ACQUIRED COMPANIES ON AN “AS IS, WHERE IS” BASIS AND (Y) NONE OF THE COMPANY, THE SELLER NOR ANY OTHER PERSON (INCLUDING, ANY EQUITYHOLDER, OFFICER, DIRECTOR, MANAGER, EMPLOYEE OR AGENT OF ANY OF THE FOREGOING, WHETHER IN ANY INDIVIDUAL, CORPORATE OR ANY OTHER CAPACITY) IS MAKING, AND NEITHER THE BUYER NOR GMCR IS RELYING ON, ANY REPRESENTATIONS, WARRANTIES, OR OTHER STATEMENTS OF ANY KIND WHATSOEVER, WHETHER ORAL OR WRITTEN, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, AS TO ANY MATTER CONCERNING THE ACQUIRED COMPANIES OR THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO (OR OTHERWISE ACQUIRED BY) THE BUYER OR GMCR OR ANY OF THEIR RESPECTIVE REPRESENTATIVES.

6.6.2 Except as expressly set forth in this Agreement, neither the Company, the Seller, nor any equityholder, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, will have or be subject to any liability or indemnification obligation to the Buyer or GMCR or any other Person resulting from (nor shall the Buyer or GMCR have any claim with respect to) the distribution to the Buyer or GMCR, or the Buyer’s or GMCR’s use of, or reliance on, any information, documents, projections, forecasts or other material made available to the Buyer or GMCR in certain “data rooms,” confidential information memoranda or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise.

6.6.3 In connection with the investigation by the Buyer or GMCR of the Acquired Companies, the Buyer and GMCR have received or may receive from the Company and/or its Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information. The Buyer and GMCR acknowledge that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Buyer and GMCR are familiar with such uncertainties, that the Buyer and GMCR are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans), and that the Buyer and GMCR shall have no claim against anyone with respect thereto. Accordingly, the Buyer and GMCR acknowledge that neither the Company, the Seller, nor any equityholder, officer, director, manager, employee or agent of any of the foregoing, whether in an individual, corporate or any other capacity, make any representation, warranty, or other statement with respect to, and neither the Buyer nor GMCR is relying on, such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

6.7. Tail Insurance. Prior to the Closing Date, the Company shall purchase a single tail insurance policy covering each Person currently covered by the Acquired Companies’ “directors and officers” insurance policies, with respect to matters or circumstances occurring at or prior to the Closing Date. In the event that the Buyer purchases such insurance policy on behalf of the Company at Closing, such amounts paid by the Buyer to purchase such policy pursuant to this Section 6.7 shall be treated as a Company Transaction Expense for purposes of this Agreement.

6.8. Release. Effective as of the Closing, (a) the Seller hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Acquired Companies except for (i) rights and claims arising from or in connection with this Agreement and the Ancillary Agreements and (ii) rights and claims arising from or in connection with claims asserted against the Seller by third parties for which the Buyer Indemnified Persons are not entitled to indemnification by the Seller pursuant to Section 7.2, and (b) each of the Buyer, GMCR and the Company hereby releases, remises and forever discharges any and all rights and claims that it has had, now has or might now have against the Seller except for rights and claims arising from or in connection with the Retail Spin-Off, this Agreement and the Ancillary Agreements.

6.9. Personal Information. After Closing, the Buyer shall not, and shall cause its representatives and the Acquired Companies not to, use or disclose personal information about identifiable individuals, as defined by any Legal Requirement in Canada relating to privacy, other than for the purpose of carrying on the Company Wholesale Business, or for purposes other than those for which such information was collected by the Acquired Companies only with the consent of the individuals to whom such information relates or as otherwise required by any Legal Requirement. To the extent required by applicable Legal Requirements, within 30 days after the Closing, the Buyer shall notify in writing those individuals whose Personal Information has been collected by the Company that the acquisition has been completed and that Personal Information about them was disclosed to Buyer in connection with the Contemplated Transactions. For the purposes of this Section 6.9, “Personal Information” means personal information as defined by applicable Canadian privacy laws.

6.10. National Sales Agreement. During the 60-day period following the Closing, the Buyer shall contact National Coffee Service & Vending to discuss the termination or modification of the National Sales Agreement. The Buyer shall use its commercially reasonable efforts to terminate or otherwise modify the National Sales Agreement in a manner satisfactory to it and without any Liability to the Seller. In the event that Buyer agrees to make a payment to National Coffee Service & Vending during such 60-day period in connection with the termination or modification of the National Sales Agreement, the Buyer and the Company, on the one hand, and the Seller, on the other hand, shall each bear 50% of the amount of such payment; provided, however, that the Seller’s share of such payment shall not exceed $600,000 U.S. Dollars.

7.	INDEMNIFICATION.

7.1. Indemnification by the Seller.

7.1.1 Indemnification. Subject to the limitations set forth in this Section 7, from and after the Closing, the Seller shall indemnify and hold harmless the Buyer and each of its Affiliates (including, following the Closing, each Acquired Company), and the officers, directors, and representatives and Affiliates of each of the foregoing Persons (each, a “Buyer Indemnified Person”), from, against and in respect of any and all Actions, Liabilities, Governmental Orders, Encumbrances, losses, damages, bonds, dues, assessments, fines, penalties, Taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses), whether or not involving a Third Party Claim (collectively, “Losses”), incurred or suffered by the Buyer Indemnified Persons or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of, or inaccuracy in, any representation or warranty made by the Company or the Seller or any of them in Sections 3 or 4 of this Agreement, including any such breach or inaccuracy resulting from fraud of the Company or the Seller (in each case, as such representation or warranty would read if all qualifications as to materiality, including each reference to the term “Material Adverse Effect,” were deleted therefrom); (b) any breach or violation of any covenant or agreement of the Seller (including under this Section 7) in or pursuant to this Agreement; and (c) any Company Retail Business Liabilities (to the extent not paid by Bagel Acquisition Corp., Bruegger’s Enterprises, Inc. or Threecaf Brands Canada Inc. pursuant to the Retail APA).

7.1.2 Monetary Limitations.

(a) The Seller will have no obligation to indemnify the Buyer Indemnified Persons for any individual claim, or group of related claims resulting from the same fact or circumstance, of less than $25,000 U.S. Dollars (each, a “Deductible Claim”). In addition, the Seller will have no obligation to indemnify the Buyer Indemnified Persons until the total amount which the Buyer Indemnified Persons would otherwise recover under this Section 7 (but for this Section 7.1.2(a)) exceeds on a cumulative basis (excluding any and all Deductible Claims) an amount equal to $300,000 U.S. Dollars (the “Basket”), and thereafter the Seller shall indemnify the Buyer Indemnified Parties from the full amount of all claims from dollar one (excluding any and all Deductible Claims). Subject to Section 7.1.2(b) below, the Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 7 will not exceed the amount of the Indemnity Letter of Credit. The foregoing limitations in this Section 7.1.2(a) will not apply to claims under Section 7.1.1(a) as a result of fraud by the Company or the Seller.

(b) Notwithstanding the foregoing, (i) the Seller’s aggregate liability in respect of claims for indemnification for Company Retail Business Liabilities under Section 7.1.1(c) above will not exceed $2,000,000 Canadian dollars and (ii) the Seller’s aggregate liability in respect of claims for indemnification due to breaches of, or inaccuracies in, the representations and warranties set forth in Section 4.5(a) (Title) will not exceed the amount of the Fund Commitment Letter; provided, however, that any claims for indemnification as a result of a breach of the representations and warranties in Section 4.5(a) will be paid first from the Indemnity Letter of Credit and then, upon the earlier of the expiration of the Indemnity Letter of Credit or the draw down of the entire Indemnity Letter of Credit, pursuant to the Fund Commitment Letter.

7.2. Indemnity by the Buyer.

7.2.1 Indemnification. Subject to the limitations set forth in this Section 7, from and after the Closing, the Buyer and GMCR shall jointly and severally indemnify and hold harmless the Seller and the officers, directors, and representatives and Affiliates of each of the foregoing Persons (including, prior to the Closing, each Acquired Company) (each, a “Seller Indemnified Person”), from, against and in respect of any and all Losses incurred or suffered by the Seller Indemnified Persons or any of them as a result of, arising out of or relating to, directly or indirectly: (a) any breach of, or inaccuracy in, any representation or warranty made by the Buyer or GMCR in this Agreement, including any such breach or inaccuracy resulting from fraud of the Buyer or GMCR; or (b) any breach or violation of any covenant or agreement of the Buyer, GMCR and, with respect to covenants to be performed after the Closing, the Company (including under this Section 7) in or pursuant to this Agreement.

7.2.2 Monetary Limitations. The Buyer’s aggregate liability in respect of claims for indemnification pursuant to Section 7.2.1 will not exceed $5,000,000 Canadian Dollars; provided, however, that the foregoing limitations will not apply to claims based upon fraud.

7.3. Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto in respect of a breach of representation or warranty or covenant shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 7.6; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party; provided that any obligation to indemnify and hold harmless that does not terminate as a result of this Section 7.3 shall terminate upon resolution of such indemnity claim. In order to determine the validity and/or the amount of any such claim, the Buyer shall, and shall cause the Acquired Companies to, provide the Seller and its representatives reasonable access, upon the reasonable request of the Seller, to (a) all books, records and other documents (including work papers, memoranda, financial statements, Tax Returns, Tax schedules and work papers, Tax rulings, correspondence with Governmental Authorities and other determinations, etc.) relating to or containing information relevant to such claim and (b) the Buyers’ and the Acquired Companies’ employees, accountants and other professional advisors (including making the Acquired Companies’ chief financial officer, accountants and attorneys available to respond to reasonable written or oral inquiries of the Seller and its representatives).

7.4. Third Party Claims.

7.4.1 Notice of Claim. If any third party will notify an Indemnified Party with respect to any matter (a “Third Party Claim”) which may give rise to an Indemnified Claim against an Indemnifying Party under this Section 7, then the Indemnified Party will promptly give written notice to the Indemnifying Party; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation under this Section 7, except to the extent such delay actually and materially prejudices the Indemnifying Party.

7.4.2 Assumption of Defense, etc. The Indemnifying Party will be entitled to participate in the defense of any Third Party Claim and will have the right to defend (and control the defense of) the Indemnified Party against the Third Party Claim so long as (a) the Indemnifying Party gives written notice to the Indemnified Party within fifteen days of receipt of the notice described in Section 7.4.1 expressing its intent to assume such Third Party Claim, (b) the Indemnified Party is not advised by counsel that a conflict exists between the Indemnified Party and the Indemnifying Party in connection with the defense of the Third-Party Claim, where the Person making such Third-Party Claim is an Affiliate of the Seller, and (c) the Third Party Claim does not relate to or otherwise arise in connection with any criminal enforcement action. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that the Indemnifying Party will pay the fees and expenses of separate co-counsel retained by the Indemnified Party that are incurred prior to Indemnifying Party’s assumption of control of the defense of the Third Party Claim.

7.4.3 Limitations on Indemnifying Party. The Indemnifying Party will not consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party unless such judgment, compromise or settlement (a) provides for the payment by the Indemnifying Party of money as sole relief for the claimant, (b) results in the full and general release of the Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim and (c) involves no finding or admission of any violation of Legal Requirements or the rights of any Person and no effect on any other claims that may be made against the Indemnified Party.

7.4.4 Indemnified Party’s Control. If the Indemnifying Party does not deliver the notice contemplated by clause (a) of Section 7.4.2 within 15 days after the Indemnified Party has given notice of the Third Party Claim, or otherwise at any time fails to conduct the defense of the Third-Party Claim actively and diligently (after notice and a reasonable opportunity to cure is provided by the Indemnified Party), the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim in any manner it may deem appropriate. If the notice contemplated by clause (a) of Section 7.4.2 is duly delivered and the Indemnifying Party conducts the defense of the Third-Party Claim, but any of the other conditions in Section 7.4.2 is or becomes unsatisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to the Third-Party Claim; provided, however, that the Indemnifying Party will not be bound by, nor have any Liability with respect to, the entry of any such judgment consented to, or any such compromise or settlement effected.

7.5. Limitations on Claims. Notwithstanding any other provision of this Agreement, no claim for indemnification may be made or pursued (and each party expressly waives any right to indemnification in respect thereof) (a) for punitive damages or any indirect Losses, consequential Losses, or Losses of profits; provided, however, that amounts owed by an Indemnified Party to an unrelated third party pursuant to the entry of any judgment or any compromise or settlement with respect to a Third Party Claim will not be deemed to be punitive damages, indirect Losses or consequential Losses for purposes of this Section 7.5, (b) by the Buyer Indemnified Persons, for any matters referred to in the schedules hereto, (c) for any matters directly attributable to the acts or omissions of, or on behalf of, or consented to, by the Indemnified Party after the Closing, or (d) to the extent that such matter (i) was or should have been taken into account in determining the Purchase Price and (ii) was either described in the schedules hereto or is a matter that the Seller can demonstrate was disclosed to, or otherwise known by, the Buyer prior to the date hereof. In determining the amount of claims against an Indemnifying Party hereunder, the amount of any Losses incurred or suffered by an Indemnified Person shall be calculated after giving effect to any insurance proceeds received by the Indemnified Person with respect to such Losses (net of any increases in premiums and net of any expenses incurred in pursuing claims for such insurance proceeds and provided that, to the extent insurance proceeds available under any policies are less than the aggregate amount of Losses suffered by the applicable party, such proceeds shall first be applied against Losses not indemnifiable hereunder).

7.6. Survival. The representations and warranties of the Company and the Seller set forth in Sections 3 and 4 of this Agreement shall survive the Closing solely for purposes of Section 7.1 and shall terminate on the close of business on the date that is twelve (12) months after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.5(a) shall terminate on the date that is two (2) years after the Closing Date and the representations and warranties set forth in Section 3.14 shall survive until the date that is four years and ten months after the Closing Date.

7.7. No Circular Recovery. Notwithstanding anything to the contrary in this Agreement, the Seller hereby agrees that it will not make any claim for indemnification against the Buyer, any Buyer Indemnified Person or the Company by reason of the fact that the Seller was a controlling person, director, employee or representative of the Company with respect to any claim brought by a Buyer Indemnified Person against the Seller relating to this Agreement or any of the transactions contemplated hereby or that is based on any facts or circumstances that form the basis for an indemnification claim by a Buyer Indemnified Person hereunder.

7.8. Knowledge and Investigation. The right of any party to indemnification pursuant to this Section 7 will not be affected by any investigation conducted or knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of any representation or warranty, or performance of or compliance with any covenant or agreement.

7.9. Remedies Cumulative. The rights of each Buyer Indemnified Person and Seller Indemnified Person under this Section 7 are cumulative, and each Buyer Indemnified Person and Seller Indemnified Person, as the case may be, will have the right in any particular circumstance, in its sole discretion, to enforce any provision of this Section 7 without regard to the availability of a remedy under any other provision of this Section 7.

7.10. Tax Matters. This Section 7 (other than Section 7.6) shall not apply to any claims, Losses, or matters based on or related to (a) breaches of or inaccuracies in any of the representations or warranties made by the Company in Section 3.8(h) and 3.14 or (b) any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement relating to Taxes, which, in each case, are addressed in Section 8.

8.	TAX MATTERS

8.1. Tax Indemnification. The Seller will indemnify, exonerate and hold free and harmless each Buyer Indemnified Person from and against any Losses attributable to (a) all Taxes (or non-payment thereof) of the Acquired Companies for Pre-Closing Tax Periods, (b) any Taxes resulting from the Retail Spin-Off and related transactions, (c) any breach of or inaccuracy in any representation or warranty made by the Company or the Seller in Sections 3.8(h) or 3.14 and (d) any breach or violation of any covenant or agreement of the Seller in or pursuant to this Agreement relating to Taxes under this Section 8; provided, however, that Seller will be liable for Taxes pursuant to clauses (a) through (d) above only to the extent that such Taxes exceed the Pre-Closing Tax Amount actually taken into account (or otherwise actually taken into account such as through Working Capital) in determining the Purchase Price Adjustments that are actually paid assuming such adjustments are the last adjustments taken into account.

8.2. Straddle Period. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes of the Acquired Companies based upon or measured by net income or gain for the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the Taxable period of any partnership or other pass-through entity in which any Acquired Company holds a beneficial interest will be deemed to terminate at such time); provided, however, that exemptions, allowances or deductions that are calculated on an annual or periodic basis (such as the deductions for depreciation and real estate taxes) will be apportioned between such two taxable years or periods on a daily basis. The amount of Taxes other than Taxes of the Acquired Companies based upon or measured by net income or gain for a Straddle Period which relate to the Pre-Closing Tax Period will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

8.3. Tax Sharing Agreements. All Tax sharing agreements or similar agreements and all powers of attorney with respect to or involving any Acquired Company will be terminated prior to the Closing and, after the Closing, the Acquired Companies will not be bound thereby or have any Liability thereunder.

8.4. Filing of Returns. The Buyer shall prepare and file when due all Tax Returns of the Acquired Companies that are required to be filed in respect of Taxable periods beginning before and ending on or before the Closing Date (collectively, the “Pre-Closing Returns”). All Pre-Closing Returns (a) shall, to the extent consistent with applicable law, be prepared on a basis consistent with the most recent Tax Returns of the Acquired Companies, provided that the preparation and filing of IRS Form 1120-F and certain other Tax Returns with respect to certain U.S. activities of the Acquired Companies shall not be treated as inconsistent and (b) shall be true, correct and complete in all material respects. Not later than thirty (30) days prior to the due date for the filing of a Pre-Closing Return, the Buyer shall provide the Seller with a copy of such Pre-Closing Return. Subject to the requirements above, the Buyer shall make such changes to the Pre-Closing Return as the Seller may reasonably request, and shall not file such Pre-Closing Return without the Seller’s consent, which shall not be unreasonably withheld, conditioned, or delayed. The Buyer shall prepare and file all Tax Returns other than Pre-Closing Returns. In the event that the Pre-Closing Tax Amount as set forth in the Pre-Closing Returns that are actually filed is less or more than the Pre-Closing Tax Amount determined in accordance with Section 2.6 and actually taken into account in determining the Purchase Price Adjustments actually paid, then the Buyer (or the Seller as the case may be) shall pay such shortfall or surplus amount to the Seller (or the Buyer, as the case may be) not later than seven (7) days prior to the due date for filing such Tax Return, and such payment shall be treated for all purposes as an adjustment to the Purchase Price.

8.5. Refunds. Any refund of Taxes (whether paid in cash, by credit, or offset and including any interest in respect thereof) actually received on or before the date that is four years and ten months after the Closing by the Buyer (in respect of the Acquired Companies) or the Acquired Companies that relates to the Pre-Closing Tax Period (and not taken into account in determining the Purchase Price Adjustments actually paid), but excluding any refund actually paid or required to be paid to Threecaf Brands Canada Inc. pursuant to the Retail APA or from the carryback of losses or credits arising in any Taxable period, or portion thereof, beginning on or after the Closing Date, shall be for the account of the Seller, and the Buyer shall pay the amount of any such refund (less the net amount of any Taxes incurred by the Buyer or any of the Acquired Companies with respect to the receipt of any such refund) within fifteen (15) days after receipt or entitlement thereto, and such payment shall be treated for all purposes as an increase to the Purchase Price.

8.6. Cooperation on Tax Matters. The Buyer, the Acquired Companies, and the Seller will cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Acquired Companies (including by the provision of reasonably relevant records or information). The party requesting such cooperation will pay the reasonable out-of-pocket expenses of the other party.

8.7. Tax Act Subsection 256(9) and Code Section 338 Elections. Each of the Buyer, the Seller and the Company agree that (i) the Company shall make an election pursuant to subsection 256(9) of the Tax Act in respect of its taxation year ending on the acquisition of control of the Company by the Buyer, and (ii) the Buyer may make a Code Section 338 election in respect of the transactions described in this Agreement if the Buyer determines that such Code Section 338 election should be made.

8.8. Monetary Limitations and Survival; Tax Indemnity Offset.

8.8.1 Monetary Limitations. The Seller’s aggregate liability in respect of claims for indemnification pursuant to Section 8 (together with the amount of any claims for breach of the representations in Section 3.14) will not exceed $7,900,000 Canadian Dollars.

8.8.2 Survival. The indemnification obligations of the Seller set forth in this Section 8 shall terminate on the close of business on the date that is four years and ten months after the Closing Date; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Indemnified Party shall have, prior to the expiration of the applicable period, previously made a claim by delivering a written notice (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification, and the provisions of this Agreement upon which such claim for indemnification is made) to the Indemnifying Party; provided that any obligation to indemnify and hold harmless that does not terminate as a result of this Section 8.8.2 shall terminate upon resolution of such indemnity claim and the payment of such claims.

8.8.3 Tax Indemnity Offset. Notwithstanding the foregoing or any other provision of this Agreement, if (A) a deduction (or any non-capital loss resulting therefrom (a “Consequential NOL”)), (i) pursuant to paragraph 20(1)(e) of the Tax Act in respect of previously undeducted financing expenses incurred by the Company (or any predecessor) prior to the Closing Date, (ii) resulting from the payment of Continuation Amounts, or (iii) attributable to, or arising as a result of an adjustment to, a Pre-Closing Tax Period that gives rise to an indemnification payment actually paid by the Seller pursuant to this Section 8 (or an indemnity payment determined without regard to the effect of this Section 8.8.3(A)(iii)) resulting from such adjustment, or (B) a non-capital loss which arose in a Pre-Closing Tax Period, is actually available to reduce the Tax liability of the Company in a taxation year or period that begins on or after the Closing Date and ending within four years and ten months after the Closing Date or in any Pre-Closing Tax Period, then the Seller’s indemnification obligations set forth in this Section 8 shall be reduced by an amount (the “Deduction Credit Amount”) equal to the amount of any reduction in Tax actually realized (or deemed to be realized, pursuant to this Section 8.8.3) by the Company within four years and ten months of the Closing Date with respect to such deductions or non-capital losses, calculated as though such deductions or non-capital losses were the last deductions or non-capital losses of all Tax deductions or non-capital losses utilized by the Company; provided that Consequential NOLs shall be deemed to have been carried back and utilized in the earliest applicable Pre-Closing Tax Period, if any, and a consequential reduction of Tax realized, at such time as the Company is first entitled to claim such carryback. Subject to the limitations in this Section 8.8, the Seller shall indemnify each Buyer Indemnified Party from and against any Losses attributable to the deferral or disallowance of such deductions or carryforwards or carrybacks of non-capital losses described in clauses (A) or (B) above in this Section 8.8.3 to the extent that an indemnification obligation was reduced or refunded pursuant to this Section 8.8.3. For the avoidance of doubt, no reduction or refund of any indemnification obligation or payment shall be provided under this Section 8.8.3 to the extent related to a Tax benefit that has previously been taken into account.

8.8.4 Carriage of Tax Matters.

(a) The Buyer shall have the exclusive authority to control any audit, examination or similar proceeding by any Governmental Authority with respect to Taxes or Tax Returns of the Company in respect of any Pre-Closing Tax Period which may give rise to a Loss for which indemnification may be available under this Section 8 (each, a “Tax Audit”), provided that (i) the Buyer (or the Seller, as the case may be) shall notify the Seller (or the Buyer, as the case may be) within ten (10) Business Days of receiving notice of any such Tax Audit, (ii) the Seller shall have the right to information regarding material developments in any such Tax Audit, and the right to review and comment on written submissions to any Governmental Authority, and (iii) the Buyer shall not settle any Tax Audit without the written consent of the Seller, which consent of the Seller shall not be unreasonably withheld, conditioned or delayed.

(b) If any Governmental Authority issues to the Company a written notice of assessment or reassessment, a written collection notice or any similar notice (each, a “Tax Assessment”) with respect to Taxes or Tax Returns of the Company in respect of any Pre-Closing Tax Period, which Tax Assessment or any specific issue or issues therein may give rise to a Loss for which indemnification is available under this Section 8 (such Tax Assessment or specific issue or issues, a “Seller Assessment”), the Buyer shall notify the Seller within ten (10) Business Days of receiving notice of any Seller Assessment, and

(i) the Seller shall have, only to the extent that such Seller Assessment is not reasonably expected to have an adverse effect (determined without regard to Section 8.8.3) on the Buyer or the Acquired Companies in any Tax Period other than a Pre-Closing Tax Period, the exclusive authority, at its own expense, to control any objection and appeal process in respect of any such Seller Assessment, including, for the avoidance of doubt, both administrative appeals to a Governmental Authority and any appeal of such Seller Assessment to a court, provided that (x) the Buyer shall have the right to participate, at its own expense, in the objection and appeal process of such Seller Assessment, including the right to review and comment on written submissions made in the course of such process (whether to a Governmental Authority or filed with a court) and the right to attend any meeting with any Governmental Authority in respect of the objection to or appeal of any Seller Assessment, and (y) the Seller shall not settle the objection to or appeal of any Seller Assessment without the written consent of the Buyer, which consent of the Buyer shall not be unreasonably withheld, conditioned or delayed; and

(ii) all other cases, the Buyer shall have the exclusive authority to control any objection and appeal process in respect of any such Seller Assessment, including, for the avoidance of doubt, both administrative appeals to a Governmental Authority and any appeal of such Seller Assessment to a court, provided that (x) the Seller shall have the right to participate, at its own expense, in respect of any such Seller Assessment, including, for the avoidance of doubt, both administrative appeals to a Governmental Authority and any appeal of such Seller Assessment to a court, including the right to review and comment on written submissions made in the course of such process (whether to a Governmental Authority or filed with a court) and the right to attend any meeting with any Governmental Authority in respect of the objection to or appeal of any such Seller Assessment, provided that the parties agree that they will cooperate in good faith to resolve such Seller Assessments, and (y) the Buyer shall not settle any Seller Assessment without the written consent of the Seller, which consent of the Seller shall not be unreasonably withheld, conditioned or delayed.

9.	MISCELLANEOUS

9.1. Notices. All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (a) by hand (in which case, it will be effective upon delivery); (b) by facsimile (in which case, it will be effective upon receipt of confirmation of good transmission); or (c) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day after being deposited with such courier service); in each case, to the address (or facsimile number) listed below:

If to the Seller, to:

c/o 5 rue Guillaume Kroll

L- 1882 Luxembourg

Grand Duchy of Luxembourg

Facsimile: (+352) 48 18 28 3461

Attention: Ms. Noella Antoine

and

c/o Sun Capital Partners, Inc.

5200 Town Center Circle, Suite 600

Boca Raton, FL 33486

Facsimile: (561) 394-0540

Attention: M. Steven Liff and C. Deryl Couch

with a copy to:

Morgan, Lewis & Bockius LLP

1701 Market Street

Philadelphia, Pennsylvania 19103

Facsimile: (215) 963-5001

Attention: David A. Gerson, Esq.

Morgan, Lewis & Bockius LLP

One Oxford Centre

Thirty-Second Floor

Pittsburgh, Pennsylvania 15219

Facsimile: (412) 560-7001

Attention: W. Ryan Davis, Esq.

and

Blake, Cassels & Graydon LLP

199 Bay Street

Suite 2800, Commerce Court West

Toronto, ON M5L 1A9

Facsimile: (416) 863-2653

Attention: Frank Arnone, Esq.

If to Buyer or the Company, to:

c/o Green Mountain Coffee Roasters, Inc.

33 Coffee Lane

Waterbury, VT 05676

Facsimile: (802) 244-1289

Attention:	Howard Malovany, Esq.
General Counsel

with a copy to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Facsimile: (617) 951-7050

Attention: Jane D. Goldstein, Esq.

Each of the parties to this Agreement may specify different address or facsimile number by giving notice in accordance with this Section 9.1 to each of the other parties hereto.

9.2. Succession and Assignment; No Third-Party Beneficiary. Subject to the immediately following sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors (including successors following the merger, amalgamation, liquidation, dissolution or similar event of any of the parties hereto) and permitted assigns, each of which such successors and permitted assigns will be deemed to be a party hereto for all purposes hereof. No party may assign, delegate or otherwise transfer either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, however, that GMCR or the Buyer may (a) assign any or all of their rights and interests hereunder to one or more of their Affiliates or successors by merger or amalgamation, (b) designate one or more of their Affiliates to perform its obligations hereunder, and (c) make their secured lenders the collateral transferee beneficiary hereof, in each case, so long as Buyer and GMCR are not relieved of any Liability hereunder. Except as expressly provided herein, this Agreement is for the sole benefit of the parties and their permitted successors and assignees and nothing herein expressed or implied will give or be construed to give any Person, other than the parties and such successors and assignees, any legal or equitable rights hereunder.

9.3. Amendments and Waivers. No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by GMCR, Buyer, the Company and the Seller, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by any party of any breach or violation or, default under or inaccuracy in any representation, warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent breach, violation, default of, or inaccuracy in, any such representation, warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

9.4. Entire Agreement. This Agreement, together with the other Ancillary Agreements and any documents, instruments and certificates explicitly referred to herein, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect thereto.

9.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Agreement will become effective when duly executed by each party hereto.

9.6. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, each party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law.

9.7. Headings. The headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation hereof.

9.8. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party has breached or violated, or if there is an inaccuracy in, any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached or violated, or in respect of which there is not an inaccuracy, will not detract from or mitigate the fact that the party has breached or violated, or there is an inaccuracy in, the first representation, warranty or covenant.

9.9. Consents. The Buyer acknowledges and agrees that certain consents to the transactions contemplated by this Agreement may be required from parties to contracts, leases, licenses or other agreements to which the Company and/or its Subsidiaries is a party (including the contracts set forth on Schedule 3.17) and such consents have not been obtained. The Buyer agrees and acknowledges that the Seller shall have no liability whatsoever to the Buyer (and the Buyer shall not be entitled to assert any claims) arising out of or relating to the failure to obtain any consents that may have been or may be required in connection with the transactions contemplated by this Agreement or because of the default, acceleration or termination of any such contract, lease, license or other agreement as a result thereof. The Buyer further agrees that no representation, warranty or covenant of the Company contained herein shall be breached or deemed breached and no condition of the Buyer or GMCR shall be deemed not to be satisfied as a result of the failure to obtain any consent or as a result of any such default, acceleration or termination or any lawsuit, action, claim, proceeding or investigation commenced or threatened by or on behalf of any Person arising out of or relating to the failure to obtain any consent or any such default, acceleration or termination. This Section 9.9 shall not apply to any consents related to the Retail Spin-Off.

9.10. Indemnification Matters.

9.10.1 The Buyer and GMCR hereby agree and acknowledge that the obligations of the Seller described in Sections 7 and 8 of this Agreement (together with the Indemnity Letter of Credit which shall not be available for amounts owing under Section 8) shall be the Buyer’s and GMCR’s sole and exclusive source of recovery for any amounts owing to the Buyer or GMCR pursuant to Sections 7 and 8; provided, however, that the Buyer and GMCR hereby agree and acknowledge that the Fund Commitment Letter shall be available solely as a source of recovery for amounts owed to the Buyer not covered by the Indemnity Letter of Credit as a result of indemnification claims (a) resulting from a breach of the representations and warranties in Section 4.5(a), (b) under Section 7.1.1(a) as a result of fraud by the Company or the Seller, (c) under Section 8 (subject to the limitations set forth therein) and (d) Company Retail Business Liabilities (subject to the limitations set forth therein).

9.10.2 The Buyer hereby agrees and acknowledges that the obligations of the Seller described in Section 2.7 (together with the Fund Commitment Letter) shall be the Buyer’s sole and exclusive source of recovery for any amounts owing to the Buyer pursuant to Section 2.7; provided that this Section 9.10.2 shall not restrict the Buyer’s ability to make a claim for a breach of any representation or warranty set forth in Section 3.

9.10.3 The Buyer hereby acknowledges and agrees that, except as expressly provided in the foregoing Sections 9.10.1 and 9.10.2, none of the Company, the Seller, nor any equityholder, officer, manager, director, employee or agent of any of the foregoing, whether in any individual, corporate or any other capacity, shall have any liability, responsibility or obligation arising under this Agreement or any exhibit or schedule hereto, or any ancillary agreement, certificate or other document entered into, made, delivered, or made available in connection herewith, or as a result of any of the transactions contemplated hereby or thereby, such Sections 9.10.1 and 9.10.2 and other provisions of this Agreement referred to therein being the sole and exclusive remedy for all claims, disputes and losses arising hereunder or thereunder or in connection herewith or therewith, whether purporting to sound in contract or tort, or at law or in equity, or otherwise, including for fraud or negligent representation. Notwithstanding anything to the contrary, the provisions of this Section 9.10.3 will in no way limit or otherwise qualify the rights and obligations of the parties to the Ancillary Agreements, as set forth in the Ancillary Agreements.

9.11. 116 Certificate Letter of Credit; Indemnity Letter of Credit.

9.11.1 In the event of a claim for indemnification pursuant to Sections 2.8 or 7, a Buyer Indemnified Person may only draw upon the 116 Certificate Letter of Credit or Indemnity Letter of Credit, as applicable, when (i) joint written instructions of the Buyer Indemnified Person and the Seller (a “Joint Direction”) are delivered to the Bank, (ii) a final non-appealable order of a court of competent jurisdiction has conclusively determined that the Seller is obligated to indemnify a Buyer Indemnified Person (in which case Seller shall execute a joint instruction providing for the draw of funds by the Buyer or GMCR), or (iii) in the case of the 116 Certificate Letter of Credit, (x) if the Buyer is required to remit funds to the Receiver General for Canada in accordance with the provisions of Sections 2.8(f) or (i), or (y) if the Buyer is required to remit funds to the Receiver General for Canada in the circumstances described in Section 2.8(h), upon providing written notice to the Seller of not less than the lesser of (A) five (5) Business Days or (B) such period as expires three (3) Business Days prior to the deadline in any written demand of the CRA addressed to the Buyer, the Seller, or either of their advisors requiring such remittance, provided that in any event such notice shall be provided at least two (2) Business Days in advance of the date on which the Buyer may draw on the 116 Certificate Letter of Credit, and provided further that, if the Seller or its advisors is notified by the CRA in writing that funds are required to be remitted in the circumstances described in Section 2.8(h), the Buyer shall be deemed to have provided written notice to the Seller at such time as the Seller or its advisors received such notice from the CRA.

9.11.2 As of the date six-months after the Closing Date, the amount available under the Indemnity Letter of Credit for indemnification of claims pursuant to Section 7 will be reduced by half, less an amount equal to two times the amount of any claims paid to a Buyer Indemnified Person during such six-month period. Unless extended as a result of unresolved claims for indemnification made pursuant to Section 7, the Indemnity Letter of Credit will expire at the close of business on the date that is twelve-months after the Closing Date. If there are unresolved claims for indemnification pursuant to Section 7 by the Buyer Indemnified Persons on the date that is twelve months after the Closing Date, the Seller shall extend the Indemnity Letter of Credit until such claims have been fully resolved; provided, however, that in lieu of such extension, the Seller may provide to Buyer a letter of credit from the Bank in an amount equal to the amount of the Indemnity Letter of Credit immediately before its expiration, which letter of credit shall in substance and form reflect the terms of the Indemnity Letter of Credit, the release of funds under which letter of credit shall be the same as those provided for with respect to the Indemnity Letter of Credit. The 116 Certificate Letter of Credit will expire at the close of business on the date that is the earlier of (a) the date of delivery by the Seller to the Buyer of a 116 Certificate in a form satisfactory to the Buyer, acting reasonably (provided that in the case of a 116 Certificate issued under subsection 116(2) of the Tax Act, the certificate limit of such certificate is at least equal to the Purchase Price (calculated in Canadian Dollars)) and (b) the 116 LC Termination Date.

9.12. Governing Law. This Agreement, the rights of the parties and all Actions arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

9.13. Jurisdiction; Venue; Service of Process.

9.13.1 Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state courts of the State of Delaware or the United States District Court located in the State of Delaware for the purpose of any Action between the parties hereto arising in whole or in part under or in connection with this Agreement, (b) hereby waives to the extent not prohibited by applicable Legal Requirements, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such Action brought in one of the above-named courts should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than one of the above-named courts, or should be stayed by reason of the pendency of some other proceeding in any other court other than one of the above-named courts, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before one of the above-named courts. Notwithstanding the previous sentence a party may commence any Action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

9.13.2 Venue. Each of the parties to this Agreement agrees that for any Action among any of the parties relating to or arising in whole or in part under or in connection with this Agreement, any Ancillary Agreement or the Contemplated Transactions, such party shall bring such Action only in the State of Delaware. Notwithstanding the previous sentence a party hereto may commence any Action in a courts described in Section 9.13.1 above for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

9.13.3 Service of Process. Each party hereto hereby (a) consents to service of process in any Action between the parties arising in whole or in part under or in connection with this Agreement in any manner permitted by Delaware law, (b) agrees that service of process made in accordance with clause (a) or made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 9.1, will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

9.14. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS,

WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as an agreement under seal as of the date first above written.

THE BUYER:	TIMOTHY’S ACQUISITION CORPORATION

	By:	/s/ Howard Malovany
Name: Howard Malovany Title: Vice President, Corporate General Counsel and Secretary

GMCR:	GREEN MOUNTAIN COFFEE ROASTERS, INC.

	By:	/s/ Howard Malovany
Name: Howard Malovany Title: Vice President, Corporate General Counsel and Secretary

THE COMPANY:	TIMOTHY’S COFFEES OF THE WORLD INC.

	By:	/s/ George Michel
Name: George Michel Title: Chief Executive Officer

THE SELLER:	WORLD COFFEE GROUP S.Á R.L.

	By:	/s/ Isabelle Arker
Name: Isabelle Arker Title: Manager

[Signature Page to Share Purchase Agreement]